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Notice of
2007 Annual
Meeting and Proxy
Statement

Harsco Corporation

Harsco Corporation
350 Poplar Church Road
Camp Hill, PA 17011 USA
Mail: P.O. Box 8888
Camp Hill, PA 17001-8888 USA

Telephone: 717.763.7064
Fax: 717.763.6424
Web: www.harsco.com

March 22, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of your Company, which will be held on Tuesday, April 24, 2007, beginning at 10:00 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania.

Information about the Annual Meeting, including a listing and discussion of the various matters on which you, as our stockholders, will act, may be found in the formal Notice of Annual Meeting of Stockholders and Proxy Statement included with this mailing. We look forward to greeting as many of our stockholders as possible.

The Company is providing you with the opportunity to vote your shares by calling a toll-free number, by mailing the enclosed Proxy Card or via the Internet as explained in the instructions on your Proxy Card.

Whether you plan to attend the Annual Meeting or not, we urge you to fill in, sign, date and return the enclosed Proxy Card in the postage-paid envelope provided, or vote by telephone or via the Internet, in order that as many shares as possible may be represented at the Annual Meeting. The vote of every stockholder is important and your cooperation in returning your executed Proxy Card promptly will be appreciated.

Sincerely,

Derek C. Hathaway
Chairman and Chief
Executive Officer

This document is intended to be mailed to stockholders on or about March 22, 2007.

HARSCO CORPORATION
350 Poplar Church Road
Camp Hill, Pennsylvania 17011 USA
Mail: P.O. Box 8888
Camp Hill, Pennsylvania 17001-8888 USA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Harsco Corporation will be held on Tuesday, April 24, 2007, at 10:00 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania to consider and act upon the following matters:

1.	Election of eleven Directors to serve until the next Annual Meeting of Stockholders, and until their successors are elected and qualified;

2.	Ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors to audit the accounts of the Company for the fiscal year ending December 31, 2007; and

3.	Such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 2, 2007 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. Proxies will be accepted continuously from the time of mailing until the closing of the polls at the Annual Meeting.

Stockholders who do not expect to attend the Annual Meeting in person are requested to fill in, sign, date and return the enclosed proxy card in the envelope provided, or vote by telephone or via the Internet, as explained in the instructions on your proxy card.

By Order of the Board of Directors,

Mark E. Kimmel
General Counsel and Corporate Secretary
March 22, 2007

PROXY STATEMENT

ANNUAL MEETING INFORMATION

General

This Proxy Statement has been prepared in connection with the solicitation by the Board of Directors of Harsco Corporation, a Delaware corporation (the “Company”), of proxies in the accompanying form to be used at our Annual Meeting of Stockholders, to be held April 24, 2007, or at any adjournment or adjournments of the Annual Meeting.

The following information relates to the Annual Meeting and the voting of your shares at the meeting:

Type of shares entitled to vote at the Annual Meeting:	Our common stock, par value $1.25
Record date for stockholders entitled to notice of, and to vote at, the Annual Meeting (“Record Date”):	Close of business on March 2, 2007
Shares of common stock issued and outstanding as of the Record Date (does not include treasury shares, which are not entitled to be voted at the Annual Meeting):	42,026,532 shares
Proxy Statements, Notice of Annual Meeting and Proxy Cards are intended to be mailed to stockholders:	On or about March 22, 2007
Location of our executive offices:	350 Poplar Church Road, Camp Hill, Pennsylvania 17011

The Company has declared a two-for-one stock split payable on March 26, 2007 to shareholders of record on February 28, 2007. The numbers shown above and all share information in this Proxy Statement reflect ownership of our stock on a pre-split basis, and all votes at the Annual Meeting will be tallied and a quorum will be established based on the number of shares of our common stock issued and outstanding as of the Record Date, on a pre-split basis.

Voting

All shares of common stock entitled to vote at the Annual Meeting are of one class, with equal voting rights. Each share of common stock held by a stockholder is entitled to cast one vote on each matter voted on at the Annual Meeting. In order for the Annual Meeting to be valid and the actions taken binding, a quorum of stockholders must be present at the meeting, either in person or by proxy. A quorum is a majority of the issued and outstanding shares of common stock as of the Record Date. Assuming that a quorum is present, the affirmative vote by the holders of a plurality of the votes cast at the Annual Meeting will be required to act on the election of directors and the affirmative vote of the holders of at least a majority of the outstanding common stock present in person or by proxy and entitled to vote on the matter at the Annual Meeting will be required for the ratification of PricewaterhouseCoopers LLP as independent auditors for the current fiscal year. The vote required to act on all other matters to come before the Annual Meeting will be in accordance with the voting requirements established by our Restated Certificate of Incorporation and By-Laws.

The shares of common stock represented by each properly submitted proxy received by the Board of Directors will be voted as follows at the Annual Meeting:

If instructions are provided, in accordance with such instructions specified, or

If no instructions are provided, those shares of common stock will be voted (1) FOR the election of eleven nominees for Directors; (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the current fiscal year; and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

Revocation of Proxies

Any proxy granted pursuant to this solicitation or otherwise, unless coupled with an interest, may be revoked by the person granting the proxy at any time before it is voted at the Annual Meeting. Proxies may be revoked by (i) delivering to the Secretary of the Company a written notice of revocation bearing a later date than the proxy, (ii) duly executing and delivering a later dated written proxy relating to the same shares, or (iii) attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker or other nominee holder, only they can revoke your proxy on your behalf.

Withheld Votes and Broker Non-Votes

In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on a matter. That occurs when a stockholder is present but specifically withholds a vote or abstains from voting on a matter or when shares are represented at the Annual Meeting by a proxy conferring authority to vote only on certain matters (“broker non-votes”). In accordance with Delaware law, votes withheld and broker non-votes will not be treated as votes cast with respect to election of directors, and therefore will not affect the outcome of director elections. With respect to the ratification of auditors, abstentions will be treated as negative votes and broker non-votes will not be counted in determining the outcome.

Other Business

The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, or any adjournment of the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

CORPORATE GOVERNANCE

We have a long-standing commitment to good corporate governance practices. These practices come in many different forms and apply at all levels of our organization. They provide the Board of Directors and our senior management with a framework that defines responsibilities, sets high standards of professional and personal conduct and promotes compliance with our various financial, ethical, legal and other obligations and responsibilities.

Corporate Governance Principles

Corporate Governance Principles

The Board has adopted corporate governance principles that, along with the charters of the Board committees, provide the framework for our Board of Director’s operation and governance.

The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing our corporate governance principles at least annually and recommending any proposed changes to the Board for approval. The corporate governance principles are available on our website at www.harsco.com in the Corporate Governance section.

Code of Business Conduct

We have adopted a code of business conduct applicable to our employees, officers and directors. The code of business conduct is issued in booklet form and an online training program facilitates new employee orientation and individual refresher training. In 2006 a comprehensive update of our code of business conduct was developed and distributed throughout our operations. Our update was produced in nearly 20 languages. The code of business conduct, including any amendments thereto or waivers thereof, can be viewed at the Corporate Governance section of our website at www.harsco.com.

Information contained on our website is not incorporated by reference into this Proxy Statement, and you should not consider information contained on our website as part of this Proxy Statement. Copies of our corporate governance principles, code of business conduct and charters of the Board’s committees are available in print to any stockholder who requests such copies from us.

Stockholder and Interested Party Communications with Directors

The Board of Directors has a formal process for stockholders and interested parties to communicate directly with the chairman, lead independent director, the non-management directors or with any individual member of the Board of Directors. Stockholders and interested parties can contact the Board through the Chairman and Chief Executive Officer, who is located at our headquarters in Camp Hill, Pennsylvania. In addition, stockholders and interested parties may contact any member of the Board, including the lead independent director, Dr. Robert Wilburn, by writing to the specific Board member in care of our Corporate Secretary at our Corporate Headquarters (350 Poplar Church Road, Camp Hill, PA 17011). Our Corporate Secretary will forward any such correspondence to the applicable Board member; provided, however, that any such correspondence that is considered by our Corporate Secretary to be improper for submission to the intended recipients will not be provided to such Directors. In addition, Board members, including the lead independent director, can be contacted by e-mail at BoardofDirectors@harsco.com.

Independence Standards For Directors

The following standards, which are also posted to the Corporate Governance section of our website at www.harsco.com, have been applied by the Board of Directors in determining whether individual directors qualify as “independent” under the Rules of the New York Stock Exchange. The Board has affirmatively determined that the following eight Directors are independent: Messrs. Jasinowski, Pierce, Scheiner, Sordoni, Viviano, and Wilburn and Ms. Eddy and Ms. Scanlan. References to us include our consolidated subsidiaries.

1.	No director will be qualified as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. We will disclose these affirmative determinations.

2.	No director who is a former employee of ours can be deemed “independent” until three years after the end of his or her employment relationship with us.

3.	No director whose immediate family member is or has been an executive officer of ours can be deemed “independent” until three years after such family member has ceased to be an executive officer.

4.	No director who receives, or whose immediate family member receives, more than $100,000 during any twelve-month period in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), can be “independent” until three years after he or she ceases to receive more than $100,000 during any twelve-month period in such compensation.

5. No director can be independent:

a.	who is, or whose immediate family member is, a current partner of our internal or external auditor;

b.	who is a current employee of our internal or external auditor;

c.	whose immediate family member is a current employee of our internal or external auditor and participates in such auditor’s audit, assurance or tax compliance (but not tax planning) practice; or

d.	who, or whose immediate family member, was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on our audit within that time.

6.	No director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee can be “independent” until three years after the end of such service or employment relationship.

7.	No director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, can be “independent” until three years after falling below such threshold.

Executive Sessions of Independent Directors

Independent directors regularly meet in executive sessions without management. Our named lead director, Dr. Wilburn, who is a non-management director, presides over each session of the independent directors. During the 2006 fiscal year, the independent directors held three meetings.

Director Attendance at Annual Meeting of Stockholders

It is our policy to request that all Board members attend the Annual Meeting of Stockholders. However, we also recognize that personal attendance by all Directors is not always possible. All eleven Directors did attend the 2006 Annual Meeting of Stockholders.

Structure of the Board of Directors

Information regarding the structure of our Board of Directors:

Current size:	11 members
Size of Board of Directors authorized in the By-Laws:	Not less than five nor more than 12
Number of Independent Directors:	Eight members
Size of Board of Directors established by:	Board of Directors
Lead Director:	R. C. Wilburn

Meeting Attendance and Committees

The Board of Directors held nine meetings during the fiscal year ended December 31, 2006. All Directors attended at least 75% of the total Board and committee meetings on which they served, and the average attendance by Directors at all Board and committee meetings was 98.86%. The Independent Directors held 3 meetings during 2006. We have standing Audit, Executive, Management Development and Compensation, and Nominating and Corporate Governance Committees.

Audit Committee	Meetings in 2006: five

Members: Mr. Scheiner, Chairman, Ms. Eddy, Mr. Pierce, Ms. Scanlan and Mr. Viviano

Duties: Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Oversees our financial reporting processes, including meeting with members of management, the external auditors and the internal auditors, reviewing and approving both audit and non-audit services, reviewing the results of the annual audit and reviewing the adequacy of our internal controls. The Committee is also responsible for managing the relationship with the external auditors. The Chairman of the Audit Committee meets quarterly with management and the independent auditors to review financial matters. See also the Report of the Audit Committee beginning on page 17. The Audit Committee recently completed a review of its charter and determined that several amendments were appropriate. A copy of the revised Audit Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com.

Executive Committee	Meetings in 2006: None

Members: Mr. Hathaway, Chairman, Messrs. Scheiner, Sordoni and Wilburn

Duties: Authorized to exercise all powers and authority of the Board of Directors when the Board is not in session, except as may be limited by the General Corporation Law of the State of Delaware.

Management Development and Compensation Committee	Meetings in 2006: six

Members: Mr. Wilburn, Chairman, Messrs. Jasinowski, Scheiner and Sordoni and Ms. Scanlan

Duties: Administers our executive compensation policies and plans and advises the Board regarding management succession and compensation levels for members of senior management. The role of the Management Development and Compensation Committee (the “Compensation Committee”) is described in greater detail under the section entitled “Compensation Discussion and Analysis” beginning on page 19 of this Proxy Statement. The Board approved revisions to the Compensation Committee’s charter as of January 2007 to further clarify its responsibilities with respect to certain matters. A copy of the Compensation Committee’s charter can be viewed at the Corporate Governance section of our website at www.harsco.com.

Nominating and Corporate Governance Committee	Meetings in 2006: three

Members: Mr. Sordoni, Chairman, Messrs. Jasinowski, Pierce, Viviano and Wilburn

Duties: Recommends Director candidates to the Board for election at the Annual Meeting, reviews and recommends potential new Director candidates, reviews candidates recommended by our stockholders and oversees our corporate governance program. The role of the Nominating and Corporate Governance Committee (the “Nominating Committee”) is described in greater detail under the section entitled “The Nominating Process” beginning on page 9 of this Proxy Statement. The Board approved revisions to the Nominating Committee’s charter as of January 2007 to further clarify its responsibilities with respect to certain matters. A copy of the Nominating Committee’s charter can be viewed at the Corporate Governance section of our website at www.harsco.com.

HARSCO STOCK PERFORMANCE GRAPH

The following performance graph compares the yearly percentage change in the cumulative total stockholder return (assuming the reinvestment of dividends) on our common stock against the cumulative total return of the Standard & Poor’s MidCap 400 Index and the Dow Jones Industrial-Diversified Index for the past five years. The graph assumes an initial investment of $100 on December 31, 2001 in our common stock or in the underlying securities which comprise each of those market indices. The information contained in the graph is not necessarily indicative of our future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

Among Harsco Corporation, The S&P MidCap 400 Index
And The Dow Jones US Diversified Industrials Index(1)(2)
Fiscal Year Ending December 31

	2001	2002	2003	2004	2005	2006
Harsco Corporation	100.00	95.79	135.69	176.82	218.81	250.86
S & P Midcap 400	100.00	85.49	115.94	135.05	152.00	167.69
Dow Jones US Diversified Industrials	100.00	64.93	87.84	104.69	101.95	111.68

(1)	Peer companies included in the Dow Jones Industrial-Diversified Index as of December 31, 2006 are: 3M Co., Actuant Corp., Carlisle Companies Inc., Dover Corporation, Eaton Corp., General Electric Co., Honeywell International Inc., ITT Industries Inc., Kennametal Inc., Rockwell International Corp., Teleflex Inc., Textron Inc., Tyco International Ltd. and Walter Industries Inc.

(2)	In December 2001, Dow Jones restructured its industry classification system. The net result of this change is that all US indices will show differences when compared to the prior index series.

THE NOMINATING PROCESS

The Nominating Committee of the Board of Directors is responsible for overseeing the selection of qualified candidates to serve as members of the Board of Directors and guiding our corporate governance philosophy and practices. The Nominating Committee is composed of five directors each of whom is “independent” under the rules of the New York Stock Exchange. The Nominating Committee operates according to a charter that complies with the guidelines established by the New York Stock Exchange.

The Nominating Committee has not adopted formal procedures in selecting individuals to serve as members of the Board of Directors. Instead, it utilizes general guidelines that allow it to adjust the process to best satisfy the objectives established for any director search. The first step in the general process is to identify the type of candidate the Nominating Committee may desire for a particular opening. This may involve identifying someone with a specific background, skill set or set of experiences. Once identified, the Nominating Committee next determines the best method of finding a candidate who satisfies the specified criteria. The Nominating Committee may consider candidates recommended by management, by other members of the Nominating Committee or the Board of Directors, by stockholders, or it may engage a third party to conduct a search for possible candidates. The Nominating Committee will consider all nominees in the same manner regardless of the source of the recommendation of such nominee. The Nominating Committee will consider recommendations for director candidates from stockholders if such recommendations are in writing and set forth the following information:

1.	The full legal name, address and telephone number of the stockholder recommending the candidate for consideration and whether that person is acting on behalf of or in concert with other beneficial owners, and if so, the same information with respect to them.

2.	The number of shares held by any such person as of a recent date and how long such shares have been held, or if such shares are held in street name, reasonable evidence satisfactory to the Nominating Committee of such person’s ownership of such shares as of a recent date.

3.	The full legal name, address and telephone number of the proposed nominee for director.

4.	A reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, as well as any other information required to be disclosed in the solicitation for proxies for election of directors pursuant to the rules of the Securities and Exchange Commission, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our directors.

5.	Disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates).

6.	Disclosure of any direct or indirect relationship between the proposed nominee and us, any of our employees or other directors, any beneficial owner of more than 5% of our common stock, or any of their respective affiliates.

7.	Disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Annual Meeting or any subsequent annual meeting of our stockholders.

8.	A written, signed, and notarized acknowledgement from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a director if so elected and consenting to our undertaking of an investigation into their background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, us, our management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Nominating Committee to its considerations of such person as a potential candidate.

This information must be submitted as provided under the heading “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2008 ANNUAL MEETING OF STOCKHOLDERS.”

There have been no material changes to the procedures relating to stockholder nominations during 2006. The Nominating Committee believes that these procedural requirements are intended solely to ensure that it has a sufficient basis on which to assess potential candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Nominating Committee does not believe that any such requirements subject any stockholder or stockholder nominee to any unreasonable burden. The Nominating Committee and the Board reserve the right to change the above procedural requirements from time to time and/or waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Nominating Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

Once candidates are identified, the Nominating Committee conducts an evaluation of the candidate. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. While the Nominating Committee has not established minimum criteria for a candidate, it has established important factors to consider in evaluating a candidate. These factors include: strength of character, mature judgment, business experience, availability, attendance, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors.

If the Nominating Committee determines that a candidate should be nominated as a candidate in the Proxy Statement, the candidate’s nomination is then recommended to the Board of Directors, who may in turn conduct its own review to the extent it deems appropriate. When the Board of Directors has agreed upon a candidate to be nominated at an Annual Meeting of Stockholders, that candidate is then recommended to the stockholders for election at an Annual Meeting of Stockholders.

All of our current directors are standing for reelection. Each of these directors has been recommended by the Nominating Committee to the Board of Directors for election as our directors at the 2007 Annual Meeting of Stockholders and the Board has approved the recommendation. We did not engage a third party search firm to assist with the selection of the director candidates for the 2007 Annual Meeting of Stockholders. During 2006, we received no recommendation for directors from any stockholders.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of the following eleven Directors, each of whom is recommended by the Board of Directors. Biographical information about each of these nominees is included below.

The Board of Directors Recommends that Stockholders Vote ‘‘FOR’’ the Election of Each of the Following Nominees:

Nominees for Director

The information set forth below states the name of each nominee for Director, his or her age (as of March 2, 2007), a listing of present and previous employment positions, the year in which he or she first became a Director of the Company, other directorships held and the committees of the Board on which the individual serves.

			Director
			of the
		Position with the Company	Company
Name	Age	and Prior Business Experience	Since

G. D. H. Butler	60	Senior Vice President — Operations of the Company since 2000. Concurrently serves as President of the MultiServ Division and President of the SGB Division. President of Heckett MultiServ International and SGB from 2000 to 2003, and from 1994 to 2000 served as President of the Heckett MultiServ — East Division. Served as Managing Director — Eastern Region of the Heckett MultiServ Division in 1994. Served in various officer positions within MultiServ International, N.V. prior to 1994 and prior to Harsco’s acquisition of that corporation in 1993.	2002
K. G. Eddy	56	Certified Public Accountant. Founding partner of McDonough, Eddy, Parsons & Baylous, AC (a public accounting firm) since 1981. Chairman of the Board of Directors of the American Institute of Certified Public Accountants between 2000-2001. Current member of the AICPA Governing Council.	2004
		Member of the Audit Committee.
S. D. Fazzolari	54	President, Chief Financial Officer and Treasurer of the Company since January 2006. Served as Senior Vice President, Chief Financial Officer and Treasurer from August 1999 until January 2006 and as Senior Vice President and Chief Financial Officer from January 1998 to August 1999. Served as Vice President and Controller from January 1994 to December 1997 and as Controller from January 1993 to January 1994.	2002
D. C. Hathaway	62	Chairman and Chief Executive Officer of the Company since January 2006 and from January 1998 to July 2000. Served as Chairman, President and Chief Executive Officer of the Company from July 2000 to January 2006 and from April 1994 to January 1998. Served as President and Chief Executive Officer of the Company from January 1994 to April 1994. Served as President and Chief Operating Officer of the Company from May 1991 to January 1994. Held various executive positions with the Company prior to 1991.	1991
		Chairman of the Executive Committee.

			Director
			of the
		Position with the Company	Company
Name	Age	and Prior Business Experience	Since

J. J. Jasinowski	68	Former President of The Manufacturing Institute (research and education unit of a business advocacy group) from 2004 to March 2007. Former President of the National Association of Manufacturers (business advocacy and policy association) between 1990 and 2004. Mr. Jasinowski is also an author and commentator on economic, industrial and governmental issues. Former positions include Assistant Professor of Economics at the Air Force Academy, Director of Research at the Joint Economic Committee of Congress, Director of the Carter Administration’s Economic transition team, and Assistant Secretary of Policy at the U.S. Department of Commerce. Mr. Jasinowski is a director of The Phoenix Companies, Inc., The Timken Company and webMethods, Inc.	1999
		Member of the Compensation Committee and the Nominating Committee.
D. H. Pierce	65	President and CEO of ABB Inc., the US subsidiary of global industrial, energy and automation provider ABB, from 1999 until his retirement in June 2001. Between 1998 and 1999 he was President of Steam Power Plants and Environmental Systems of ABB Inc. Between 1996 and 1998 he was Group Executive Vice President — The Americas Region and Member of ABB Ltd. Group Executive Committee. Between 1994 and 1996 he was President of ABB China Ltd. Director of Ambient Corporation.	2001
		Member of the Audit Committee and the Nominating Committee.
C. F. Scanlan	59	President, Chief Executive Officer and Board Member of The Hospital and Healthsystem Association of Pennsylvania (representation and advocacy organization) since June 1995. Served as President and Chief Executive Officer of the Hospital and Healthsystem Association of Pennsylvania from 1995 to date. Member of the Board of Directors of PHICO Group Inc.	1998
		Member of the Compensation Committee and the Audit Committee.
J. I. Scheiner	62	Chairman of Benatec Associates, Inc. (an engineering and environmental company) since January 2006. Was President and Chief Operating Officer of Benatec Associates from 1991 to 2006. Prior to 1991, he was President of Stoner Associates, Inc. (an engineering software company) and Vice President of Huth Engineers (an engineering company). Served as Secretary of Revenue for the Commonwealth of Pennsylvania, and served as Deputy Secretary for Administration, Pennsylvania Department of Transportation. He is a member of the Pennsylvania Chamber of Business and Industry Board.	1995
		Chairman of the Audit Committee and member of the Executive Committee and the Compensation Committee.
A. J. Sordoni, III	63	Chairman of Sordoni Construction Services, Inc. (a building construction and management services company) and has been employed by that company since 1967. Director of Aqua America, Inc.	1988
		Chairman of the Nominating Committee; Member of the Compensation and the Executive Committees.

			Director
			of the
		Position with the Company	Company
Name	Age	and Prior Business Experience	Since

J. P. Viviano	68	Retired Vice Chairman of Hershey Company (a confectionery and grocery products company). Was President and Chief Operating Officer of Hershey Company from 1994 to 1998. Mr. Viviano is a director of Chesapeake Corporation, Reynolds American, Inc. and RPM, Inc.	1999
		Member of the Audit Committee and the Nominating Committee.
R. C. Wilburn	63	President of The Gettysburg Foundation (a nonprofit educational institution) since 2000. Former President and Chief Executive Officer of the Colonial Williamsburg Foundation (a historic preservation and educational outreach organization) between 1992 and 1999. Other former positions include Distinguished Service Professor at Carnegie Mellon University, President of Carnegie Institute and Carnegie Library and Secretary of Education for the Commonwealth of Pennsylvania. He is a Director of Erie Indemnity Company.	1986
		Chairman of the Compensation Committee; Member of the Nominating and the Executive Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

The general policy of our Board is that compensation for non-employee Directors should be a mix of cash and equity-based compensation. Our Compensation Committee has the primary responsibility to review and consider any revisions to Director Compensation. As part of this responsibility, the Committee annually reviews market data regarding comparable director compensation rates. This data is prepared by management utilizing several broad board compensation studies completed within one year of the Board’s review. Annual compensation for non-employee Directors for 2006 was comprised of the following components: cash compensation, consisting of an annual retainer; meeting and committee fees; and equity compensation, consisting of Restricted Stock Unit awards. The current fees for non-employee directors, effective January 1, 2006, are as follows:

Annual Retainer:	$35,000

Audit Committee Chair Fee (Annual):	$7,500

Compensation Committee Chair Fee and Nominating Committee Chair Fee (Annual):	$5,000

Board Meeting Fee (Per Meeting):	$1,500

Committee Meeting Fee (Per Meeting):	$1,500

Other Meetings and Duties (Per Day):	$1,500

Telephonic Meeting Fee (Per Meeting):	$750

Restricted Stock Units (1):	1,000 restricted stock units annually (issued at a grant price equal to the average of the high and low market price on the date of grant. Grant date is first business day of May.)

Plan Participation (2):	Deferred Compensation Plan for Non-Employee Directors

Directors who are actively employed by us receive no additional compensation for serving as Directors and by policy, we do not pay consulting or professional service fees to Directors.

(1)	At the November 2005 meeting of the Compensation Committee, the Compensation Committee reviewed the compensation of the non-employee Directors and recommended that the annual equity portion of the compensation be increased from 750 to 1,000 restricted stock units. The Board of Directors approved the recommendation effective January 1, 2006. The Compensation Committee also reviewed the compensation of non-employee Directors at its September 2006 meeting and recommended no change in compensation for 2007.

(2)	The Deferred Compensation Plan for Non-Employee Directors (the “Plan”) allows each non-employee Director to defer all or a portion of his or her director compensation until some future date selected by the Director. Pursuant to the Director’s election, the accumulated deferred compensation is held in either an interest-bearing account or a Harsco phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom stock account are recorded as notional shares of Harsco common stock. Deferred amounts are credited to the Director’s account quarterly on the 15th of February, May, August and November. The number of phantom shares recorded is equal to the number of shares of common stock that the compensation which is deferred would have purchased at the market price of the stock on the day the account is credited. Dividends earned on the phantom shares are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash based upon the market price of the common stock on the date of payment selected by the Director. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control. The Plan has been amended to operate in accordance with the provisions of the American Jobs Creation Act of 2004.

FISCAL YEAR 2006 DIRECTOR COMPENSATION

The table below details the compensation earned by our non-employee Directors in 2006.

					Change in
					Pension Value
	Fees				and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	Earnings	($)(3)	($)

Kathy G. Eddy	57,500	68,498	-0-	-0-	-0-	12,301	138,299
Jerry J. Jasinowski	59,000	68,498	-0-	-0-	-0-	10,826	138,324
D. Howard Pierce	62,000	68,498	-0-	-0-	-0-	-0-	130,498
Carolyn F. Scanlan	65,000	68,498	-0-	-0-	-0-	10,441	143,939
James I. Scheiner	78,500	68,498	-0-	-0-	-0-	6,121	153,119
Andrew J. Sordoni, III	68,500	68,498	-0-	-0-	-0-	10,735	147,733
Joseph P. Viviano	62,000	68,498	-0-	-0-	-0-	9,031	139,529
Robert C. Wilburn	68,500	68,498	-0-	-0-	-0-	10,296	147,294

(1)	Includes fees associated with chairing a Board Committee.

(2)	The amounts shown in this column represent the compensation cost recognized in 2006 for financial statement purposes with respect to the restricted stock units, computed in accordance with FAS 123(R). As of December 31, 2006, each non-employee director other than Ms. Eddy had 2,269 restricted stock units outstanding. Ms. Eddy had 1,756 restricted stock units outstanding as of December 31, 2006. Each non-employee director was granted 1,000 restricted stock units on May 1, 2006 and these restricted stock units vest on April 24, 2007 and are payable in common stock within 60 days following the termination of a non-employee director’s service as a director. The aggregate grant date fair value of each non-employee director’s 2006 restricted stock unit award, computed in accordance with FAS 123(R), was $82,590, which was determined using the average of the high and low price of the stock on that day’s trading, less a discount for dividends not received during the vesting period. The information in this column does not reflect an estimate for forfeitures, and none of these awards has been forfeited as of March 2, 2007. See Note 12, “Stock-based Compensation” to Notes to Consolidated Financial Statements for a discussion of the assumptions used by the Company to calculate share-based employee compensation expense, as outlined in SFAS No. 123R in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	Amounts in this column represent expenses for attendance by spouses of Directors at Board-related business events, for which we pay or reimburse travel and related expenses.

SHARE OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 2, 2007, information with respect to the beneficial ownership of our outstanding voting securities, stock options and other stock equivalents by:

(a) Our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer, who we refer to collectively as our Named Executive Officers,

(b) each Director,

(c) all Directors and executive officers as a group, and

(d) certain beneficial owners holding more than 5% of the common stock.

All of our outstanding voting securities are common stock.

	Number of		Percent of		Number of	Number of Other
Name	Shares(1)		Class		Exercisable Options(2)	Stock Equivalents

Named Executive Officer
G. D. H. Butler	1,000			*	59,000	18,000(3)
S. D. Fazzolari	11,118			*	56,000	21,017(3)
D. C. Hathaway	126,728			*	140,000	15,393(3)
M. E. Kimmel	892			*	2,000	7,877(3)
R. C. Neuffer	1,490			*	10,600	6,312(3)
Directors who are not Named Executive Officers
K. G. Eddy	800			*	0	1,756(5)
J. J. Jasinowski	1,200			*	6,000	13,433(5)
D. H. Pierce	2,000			*	6,000	9,295(5)
C. F. Scanlan	1,500			*	6,000	2,269(5)
J. I. Scheiner	3,526			*	10,000	6,052(5)
A. J. Sordoni, III	117,500	(4)		*	12,000	2,269(5)
J. P. Viviano	5,400			*	7,000	10,720(5)
R. C. Wilburn	3,500			*	10,000	3,699(5)
All Directors and executive officers as a group (14 persons in total, including those listed above)	278,027		*		324,600	122,813
Beneficial Owners(6)
Earnest Partners LLC
1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	3,388,197		8.1

*	Less than one percent.

(1)	Includes, in the case of Messrs. Butler, Fazzolari, Hathaway, Kimmel, Neuffer and all Directors and executive officers as a group, -0- shares, 8,754 shares, 31,165 shares, 892 shares and 1,490 shares, and 43,331 shares, respectively, pursuant to our Retirement Savings and Investment Plan in respect of which such persons have shared voting power and sole investment power.

(2)	Represents all stock options exercisable within 60 days of March 2, 2007 awarded under the 1995 Executive Incentive Compensation Plan and the 1995 Non-Employee Directors’ Stock Plan. Unexercised stock options have no voting power.

(3)	Includes non-voting phantom shares held under the Supplemental Retirement Benefit Plan which will ultimately be paid out in cash based upon the value of shares of common stock at the time of the payout as well as non-voting phantom shares held in our non-qualified Retirement Savings and Investment Plan. Also includes for Messrs. Butler and Fazzolari, 18,000 restricted stock units, for Mr. Kimmel, 7,600 restricted stock units and for Mr. Neuffer 6,250 restricted stock units that were awarded in January 2005, January 2006 and January 2007 and vest in three years from the date of grant for the 2005 and 2006 grants and on a pro rata basis over a three-year period for the 2007 grants, subject to the terms of the 1995 Executive Incentive Compensation Plan.

(4)	Includes 19,000 shares owned by his wife as to which Mr. Sordoni disclaims beneficial ownership.

(5)	Certain Directors have elected to defer a portion of their Directors’ fees in the form of credits for non-voting phantom shares under the terms of our Deferred Compensation Plan for Non-Employee Directors. These phantom shares are included. They will ultimately be paid out in cash based upon the value of the shares at the time of payout. Also includes 500, 750 and 1,000 restricted stock units that were granted under the 1995 Non-Employee Directors’ Stock Plan on May 3, 2004, May 2, 2005 and May 1, 2006, respectively.

(6)	This information is derived from a Schedule 13G filing by such person with the Securities and Exchange Commission in February 2007, representing sole voting power over 1,274,240 shares, shared voting power over 1,144,857 shares and sole dispositive power over 3,388,197 shares. These holdings represent 8.1% of our common stock.

Except as otherwise stated, each individual has sole voting and investment power over the shares set forth opposite his or her name. As of March 2, 2007, Mr. Hathaway beneficially owned .63% of our common stock. None of the other Directors and executive officers individually beneficially owned more than 1% of our common stock, and our Directors and executive officers as a group beneficially owned approximately 1.42% of our outstanding common stock. The mailing address for our Directors and executive officers is c/o Harsco Corporation Corporate Secretary, 350 Poplar Church Road, Camp Hill, PA 17011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of five Directors each of whom is considered independent under the rules of the New York Stock Exchange and the Securities and Exchange Commission (“SEC”). The Audit Committee, has, as part of its membership, an individual who satisfies the definition of a “financial expert,” as promulgated by the SEC. Ms. Kathy Eddy, a certified public accountant and former Chairman of the American Institute of Certified Public Accountants has been a member of the Audit Committee since September 28, 2004 and serves as the Audit Committee’s “financial expert.”

The Audit Committee operates pursuant to a written charter which was adopted in 1992 and which was most recently amended in February of 2007. A copy of the Audit Committee Charter can be viewed at the Corporate Governance section of our website at www.harsco.com.

The Audit Committee has adopted a policy for pre-approval of audit, non-audit and tax services by the independent auditors. The Audit Committee may pre-approve services, such as the annual audit fee and statutory audits. The services to be provided are to be reviewed with the Audit Committee and approval is given for a specific dollar amount and for a period of not greater than 12 months. Services that are not pre-approved in this manner must be pre-approved on a case-by-case basis throughout the year. Additionally, if the pre-approved fee is to be exceeded, approval of the Audit Committee must be obtained. In making its decision regarding the approval of services, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the independent auditor is best positioned to provide such services and whether the services might enhance our ability to manage or control risk or improve audit quality. No services were provided during the last two fiscal years pursuant to the de minimis safe harbor exception from the pre-approval requirements.

The Audit Committee reports to and acts on behalf of the Board of Directors by monitoring our financial reporting processes and system of internal controls, and monitoring our internal auditors and overseeing the independence and performance of the independent auditors. In carrying out these responsibilities, the Audit Committee meets with members of management, our independent auditors and our internal auditors on a regular basis or as may otherwise be needed. The Audit Committee Chairman or his designee meets with management and with the independent auditors each quarter to review and discuss our Quarterly Report on Form 10-Q or Annual Report on Form 10-K prior to its filing with the SEC.

While the Audit Committee and Board of Directors monitor our financial record keeping and controls, it is our management that is ultimately responsible for our financial reporting process, including our system of internal controls, disclosure control procedures and the preparation of the financial statements. The independent auditors support the financial reporting process by performing an audit of our financial statements and issuing a report thereon.

The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for the year ended December 31, 2006 and related periods. These discussions focused on the quality, not just the acceptability, of the accounting principles used by us, key accounting policies followed in the preparation of the financial statements and the reasonableness of significant judgments made by management in the preparation of the financial statements and alternatives that may be available.

The Audit Committee also discussed with our internal auditors and independent auditors the overall scope and plans for their respective audits of our financial statements. In addition, the Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with PricewaterhouseCoopers LLP, our independent auditors, matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter received by the Audit Committee from our independent auditors required to be delivered by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on the review and discussions referred to above, the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

     J. I. Scheiner, Chairman
     K. G. Eddy
     D. H. Pierce
     C. F. Scanlan
     J. P. Viviano

FEES BILLED BY THE INDEPENDENT AUDITORS FOR AUDIT AND NON-AUDIT SERVICES

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, our principal auditor for the fiscal years ended December 31, 2006 and December 31, 2005.

	Amount	Amount
	2006	2005

Audit Fees(1)	$5,873,600	$5,195,000
Audit-Related Fees(2)	$1,013,100	$1,761,700
Tax Fees(3)	$1,355,500	$939,600
All Other Fees(4)	$130,600	$113,200
Total Fees	$8,372,800	$8,009,500

(1)	Includes the integrated audit of the consolidated financial statements and internal controls over financial reporting as well as statutory audits and quarterly reviews.

(2)	Includes due diligence procedures and accounting consultations.

(3)	Includes services performed in connection with income tax services other than those directly related to the audit of the income tax accrual.

(4)	Includes the reclassification of approximately $107,000 in fees classified as “Audit-Related Fees” in 2005. Includes certain agreed upon procedures and licensing fees for software products.

The Audit Committee has considered the possible effect of non-audit services on the auditors’ independence and pre-approved the type of non-audit services that were rendered.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has designated PricewaterhouseCoopers LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2007. This firm has audited the financial statements of the Company and its predecessors since 1929. Although not required to do so by law or otherwise, the Audit Committee desires that stockholders ratify its selection of PricewaterhouseCoopers LLP as our independent auditors. Therefore, the Audit Committee’s choice of independent auditors will be submitted for ratification or rejection at the Annual Meeting. In the absence of contrary direction from stockholders, all proxies that are submitted will be voted in favor of the confirmation of PricewaterhouseCoopers LLP as our independent auditors. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

If this proposal is not ratified by a majority of the shares entitled to vote at the Annual Meeting, the appointment of the independent auditors will be reevaluated by the Audit Committee. Due to the difficulty and expense of making any substitution of auditors, it is unlikely that their appointment for the audit of the financial statements for the fiscal year ending December 31, 2007 would be changed. However, the Audit Committee may review whether to seek new independent auditors for the fiscal year ending December 31, 2008.

The Audit Committee, at its meeting held on November 13, 2006, reviewed and approved the fee estimate for the annual audit of our fiscal 2006 financial statements and, taking into consideration the possible effect of non-audit services on the auditors’ independence, also reviewed specific non-audit services to be rendered for income tax services.

The Board of Directors Recommends a Vote FOR the Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Auditors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our executive compensation program is carried out through several compensation methods. Each has its own purpose, but together they work to create a compensation package that both fairly compensates the individual for the services rendered to us and the results achieved and provides appropriate value to us for the payments we have made. Depending upon the purpose of a particular item of compensation, our Compensation Committee may evaluate offering the particular compensation item to an executive in conjunction with other items of compensation. The primary goals of our executive compensation program are to (1) fairly compensate individuals for services rendered, (2) provide selective incentives that encourage employee conduct that results in our achievement of specific short-term objectives, our long-term growth and an increase in stockholder value, and (3) provide a fringe benefit package that is competitive and permits the applicable executives to address health, disability and retirement needs.

The primary compensation methods that we use and the manner in which they are administered include the following:

•	Annual base salary, which is predicated upon, among other things, the degree of responsibility associated with the executive’s position and the executive’s past achievements. Salaries for the Named Executive Officers are determined based upon competitive salary data provided by Towers Perrin, each individual’s past performance, their level of responsibility within our organization and the levels of certain incentives that they are eligible to receive. Salaries are designed to compensate the employee for day-to-day services that are provided to us based on the responsibilities of the particular job they hold;

•	Annual cash incentive compensation awarded under the stockholder-approved 1995 Executive Incentive Compensation Plan (as amended, the “1995 Incentive Plan”), the amount of which is based upon achievement of specific economic value-added (“EVA®”) goals established for us as a whole, as well as for a relevant business unit or units. We believe that the attainment of specific, measurable EVA® goals is an important determinant of total return to stockholders over the long-term and has the advantage of not being subject to fluctuations in our common stock price. The amount of the annual bonus payout is a function of a formula that takes into account our performance, an individual’s salary and his or her target bonus percentage, which is a function of the level of responsibility they have within their organization. The annual bonus program is designed to reward executives for accomplishing specific pre-established goals which we believe are vital to our ability to increase stockholder value;

•	Long-term equity compensation issued under the 1995 Incentive Plan in the form of restricted stock units (“RSUs”). Harsco has established maximum RSU grant guidelines for each executive. The maximum number of RSUs for any executive is a function of their level of responsibility in the Company. The actual number of units granted to an executive is a function of the level of achievement attained by us based on specified performance targets and the exercise of discretion by the Compensation Committee of our Board of Directors, which may, in its discretion, reduce an award below the targeted payout amount. We have exercised discretion in each of the past two years to reduce the grant of RSUs for individuals that we did not believe made an appropriate contribution to the overall achievement by the Company. For 2006, the performance goals were based on the attainment of pre-established earnings per share amounts. For 2007 and 2008, the performance goals are a combination of earnings per share and operating cash flow. Earnings per share and operating cash flow goals are established by our Compensation Committee based upon established growth objectives recommended by management. The growth objectives for the periods ended or ending December 31, 2006, 2007 and 2008, on a year-over-year revised basis, range from 10.3 to 39.1 percent for earnings per share, and for the periods ending December 31, 2007 and 2008, on a year-over-year revised basis, range from 9.5 to 23.5 percent for cash flow from operations. Grants of restricted stock units made in years 2005 and 2006 are subject to a three year holding period after grant. Grants thereafter are subject to a pro-rata vesting schedule over a three year period. Equity compensation is included as part of our compensation program in order to reward management for the achievement of longer-term goals which we believe are key to the improvement of stockholder value and to help in the alignment of management’s interest with those of stockholders; and

•	Various health, disability, retirement and other benefits, including post-termination arrangements, commonly found in similar companies. Many of these benefits are offered to management and non-management employees on a similar basis.

In establishing the weight of these various compensation components, our management believes that employees in higher ranks should have a higher proportion of their total compensation delivered through pay-for-performance cash incentives and long-term equity compensation; as a result, their compensation will be more significantly correlated, both upward and downward, to our financial performance. We also believe that as executives rise to positions that can have a greater impact on our performance, the compensation program should place more emphasis on the value of our common stock.

General Compensation Philosophy

In administering our executive compensation program, we look to accomplish the following goals:

•	Incentivize management to achieve our annual performance goals (economic value added targets) and long-term performance goals (earnings per share and operating cash flow objectives), which are specifically designed to reinforce the creation and enhancement of stockholder value;

•	Promote individual initiative and achievement;

•	Provide levels of compensation that are fair, reasonable and competitive with comparable industrial companies; and

•	Attract and retain qualified executives who are critical to our long-term success.

This philosophy is reflected in our key strategic compensation goals discussed above.

Other Key Guiding Principles

In addition to the above goals, we, through our Compensation Committee, administer our executive compensation programs with these guiding principles in mind:

•	In general, we strive to maintain total compensation packages which range from moderately below to moderately above industry medians.

•	The executives most able to affect our performance should have a significant portion of their potential total compensation at risk and dependent upon our performance.

•	Our executive officers should share in the gains and losses of common stock experienced by stockholders in order to reinforce the alignment of their respective interests.

•	While our Board of Directors encourages senior management to hold our stock, and has instituted holding periods on grants of RSUs, it has not established specific ownership guidelines for these executives. Each executive does have exposure to the value of our stock, either through stock held individually, stock held in their retirement accounts, stock options which they hold or RSUs which have been granted.

•	In the event that we were required to restate earnings for a prior period, we would review the appropriateness of adjusting prior bonus payments. In conducting such a review, we will follow all legal requirements in place regarding the repayment or adjustment of prior bonuses and will also examine all facts and circumstances surrounding any restatement and take appropriate actions based on our findings, including the repayment of prior bonuses if appropriate.

Compensation Consultants

Our Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. The Compensation Committee has not directly engaged a compensation consultant but does utilize information provided by both Stern Stewart & Company with regard to our annual EVA incentive plan and Towers Perrin with respect to most other compensation matters. Stern Stewart & Company was selected by us because of their expertise in working with economic value added programs, both from an operating and from a compensation standpoint. Towers Perrin also provides pension and actuarial consulting services to us and was chosen to provide compensation services to us because of their broad level of expertise in the compensation and benefits area and their expansive knowledge of relevant market data in these areas. Specifically, Towers Perrin develops the annual compensation review of our top senior executives for our Compensation Committee. Stern Stewart & Company and Towers Perrin have in the past attended Compensation Committee meetings upon invitation from our Compensation Committee, though neither consultant attends Compensation Committee meetings on a regular basis.

Total Compensation

In establishing total cash compensation, our Committee reviews each aspect of direct compensation (i.e., salary, annual bonus and RSU awards) on both an individual component and a combined basis. Many of the other benefits that we offer, such as health benefits, disability benefits and retirement benefits, are now offered on the same basis to all similarly situated employees (for example, to all U.S. employees). Specific consideration of the level of these benefits is not generally included in the review. Benefits specific to an individual executive, such as change in control agreements, are reviewed on a regular basis, but not necessarily as part of the annual compensation review. During the review of compensation for 2007, which was completed in 2006, and in connection with the preparation of this report, our Compensation Committee did review all aspects of compensation which might be paid to an executive, whenever earned in his or her career. In order for this review to occur information was provided to the Committee in various ways, none of which may qualify as a “tally sheet,” as that term is generally understood.

Program Components

A substantial amount of our Compensation Committee’s annual cycle of work relates to the determination of compensation for Harsco’s executive officers, including the Chief Executive Officer. In November of each year, our Committee makes determinations of base salaries for executive officers and other employees for the following calendar year. At this meeting, the Committee also determines the appropriate level for the annual bonus program as well as determines whether adjustments are appropriate prospectively for the target level of RSU grants. During January of the following year, our Committee makes determinations of annual incentive cash payments and grants of RSUs for executive officers and other employees based on our performance during the previous calendar year in relation to the performance goals established at the beginning of the performance cycle. Our Compensation Committee also reviews incentive targets for the annual incentive plan and the equity incentive plan so that they are finalized and established within the first 90 days of the performance cycle. Our Committee has established the 2007 and

2008 performance goals for EVA under the annual incentive plan and for earnings per share and cash flow under the equity incentive plan. We believe that the goals when established require our executives and the Company to perform at a high level in order to achieve target payout. Our outstanding performance over the past several years has resulted in above-target payouts under the annual incentive plan and payouts at the target/maximum level for the equity incentive plan. The excellent prior years’ results have made it likely that the pre-established equity plan performance targets (earnings per share and operating cash flow) for 2007 and 2008 will be reached. Prior years’ performance will not impact the achievability of the 2007 EVA® incentive plan target.

Salaries

Our goal with regard to the establishment of salaries is to provide a salary level that fairly compensates the individual for the services they perform and that is competitive with applicable going market rates. In making its decisions regarding salary, our Committee utilizes information from the Towers Perrin CDB Executive Compensation Database, which is a broad-based survey of companies, participation in which is on a voluntary basis, and which is not limited to the companies within the Dow Jones Industrial-Diversified Index referenced elsewhere in the Proxy Statement, though some of those companies may have been included in the survey. Utilizing benchmark data, such as the Towers Perrin survey, helps to assure our Committee that we are not paying too much or too little for a given position and therefore can attract and retain appropriately qualified personnel for the given position. In general, we strive to maintain salary levels that range from moderately below to moderately above the industry medians.

We, through our Compensation Committee, annually review and approve the base salaries of executive officers, taking into consideration the following factors:

•	the available salary budget, which is established based on projected salary increases for comparable industries (taken from various survey sources) and overall profit objectives;

•	the officer’s current and historical performance and contribution to our business, including the achieved results of the operations for which they are responsible and other key strategic accomplishments on pre-established goals within his or her areas of responsibility;

•	each officer’s level and amount of responsibility within our business, focusing particularly on the individual’s ability to impact bottom line results either directly or through the groups of people they manage;

•	comparison survey data provided by one or more major consulting firms;

•	comparison to other internal salaries, with the goal of internal equity that rewards positions with similar levels of responsibility, similarly; and

•	our salary range structure for various grade levels.

Our Compensation Committee completed its annual review of officer salaries for calendar year 2006 at its November 14, 2005 meeting. In establishing 2006 salaries, our Compensation Committee considered information developed by Towers Perrin, as well as the overall operating results that have been achieved by us and each individual division, the progress made by each individual on our key strategic goals which they can impact, any change in the overall level of their responsibilities over the past year and the recommendations of senior management which are based on many of the factors stated above.

Annual increases in the base salary levels of the named executive officers range from 0% to 8.23% over the prior year’s salary. Base salary generally comprises 30% to 45.8% of the total compensation of our named executive officers. The average level of salary increases for non-executive officers throughout our business was 4.78% and ranged from 2 to 14.4 percent.

Annual Incentive Compensation Plan

The annual incentive bonus program applies to employees across our business, generally at the manager level and above. The general application of the program is consistent across all participants, although payouts differ based on the target bonus percentage and the actual performance of the operating unit in which the individual is employed. We implemented the EVA program in 2002 as a financial operating system that not only addresses operating results, but also considers the impact of the capital used to achieve those results. EVA is an operating mindset that is instilled in our employees and is utilized in the way we operate our businesses. In light of this, it was deemed the appropriate measure by which to judge results for incentive purposes. EVA is calculated by subtracting from net operating profit after tax (which is similar to operating earnings less taxes) a charge for capital employed in the particular business (which is the product of the amount of capital utilized multiplied by the particular cost of capital assigned to that business).

Payments for named executive officers under the 1995 Incentive Plan for calendar year 2006 were dependent upon achievement of EVA objectives for the business units in the case of Mr. Butler and Mr. Neuffer, and the achievement of an EVA objective for the Company, in the case of the other named executive officers. These EVA objectives were established by our Compensation Committee prior to the beginning of the year.

Payments of annual incentives under the 1995 Incentive Plan are a function of the executive’s annual salary multiplied by the applicable bonus percentage, which in turn is multiplied by a performance percentage. The bonus percentage is determined for each individual executive and is a function of the individual’s level of responsibilities and his or her ability to impact the overall results of the Company. The percentage is calculated by multiplying the individual’s salary grade by .02. The .02 is a factor which ties the various salary grades used by us to an appropriate incentive range.

The performance percentage is determined based on achievement of EVA objectives and can range from 0 to 200%. The target bonus is at 100% performance. Zero and 200% were set as outer limits based on recommendations by our consultant, Stern Stewart & Company, and our desire to keep incentive payments within a certain range. Because of the way the incentive system is structured, it is unlikely that either an award of zero or 200% will be achieved, with the probability being approximately 15% of either result being attained. In the past, certain divisional officers have achieved zero payouts as well as 200% payouts. The target bonus percentage for Mr. Hathaway in 2006 was 80% and the target bonus percentages for the other executive officers ranged from 64% to 42%. At its November 2006 meeting, the Compensation Committee revised Mr. Hathaway’s target bonus percentage for 2007 to 100% and increased various other executives’ salary grades so that their target bonus percentages for 2007 now range from 70% to 46%. The EVA objectives include minimum, target and maximum levels. The 2006 EVA objectives were developed by Stern Stewart & Company based on the required increase in EVA that the Company and each division must obtain for the year to meet the growth expectations that are inherent in our stock price. Performance below the minimum performance level results in a zero performance percentage and, therefore, no incentive payments are made. The performance percentage increases above zero once the minimum performance level is obtained and increases as results increase above the minimum level. For 2006, the performance percentage for achieving the target level of EVA performance results was 100%. If the maximum performance level is obtained or surpassed, the performance percentage is capped at 200%.

We, with the input of Stern Stewart & Company, have established minimum, target and maximum objectives for overall EVA performance for 2007 and allocated that target objective among the divisions. Thus, the annual incentive compensation awards of the corporate officers are closely related to the overall performance of the divisions against their EVA goals. Goals are recommended by Stern Stewart to the Committee, and senior management has very limited input into the establishment of the EVA targets.

After the end of each fiscal year, management presents to our Compensation Committee a summary and recommendation for management incentive bonuses. Since the annual incentive system is based on a formula payout, the recommendations are simply the result of calculating the formula. The presentation includes:

•	information on our EVA performance for the fiscal year just ended, both on an overall Company and individual division basis;

•	awards to each executive officer in the plan during the prior three years;

•	salary for the fiscal year just ended and target award information; and

•	a specific recommendation for management incentive bonuses based on the above criteria.

Our Compensation Committee then reviews the information and recommendations with management, and makes a decision as to the awards to be made. Since the annual incentive program is formula driven and the formula is approved at the same time as the annual performance targets, our Committee only has discretion to reduce the recommended awards for the Named Executive Officers.

Based on each named executive officer’s business units’ achievements against the established EVA targets, Mr. Butler attained 135% of target achievement and Mr. Neuffer attained 200% of target achievement. The other three Named Executive Officers attained 143% of target achievement for 2006 based on the overall Company EVA achievement. The amounts of the awards to the Named Executive Officers under the Plan are summarized in the Summary Compensation Table.

Equity Compensation

Until 2002, we utilized stock options in the equity portion of our compensation program. In 2002, our Compensation Committee, upon recommendation of management, suspended the issuance of stock options for all employees. This was the result of concerns that were being raised in the marketplace regarding the appropriateness of using stock options as a compensation tool and the belief among senior management and our Compensation Committee that the stock option program was not achieving the overall goals that an equity program should realize. No equity compensation was issued in 2003 or 2004 to any employee. During 2004, our Compensation Committee worked with management to develop an equity compensation program that they believed better achieved the objectives our Compensation Committee wanted from an equity compensation program. The RSU program was developed and the first grants were made in January 2005. Our Compensation Committee and our Board of Directors determined that restricted stock unit grants based on our performance encouraged executives to focus on our achievement of specific financial objectives that are aimed at driving stockholder value and are consistent with our strategic plan and growth initiatives.

The primary purpose of our long-term incentive compensation program, as evidenced by grants of RSUs, is to drive maximum stockholder return by directly aligning the interests of management and stockholders and motivating key executives to remain with us. Our Committee also decided it was appropriate to utilize a different performance measure from EVA, and thus selected earnings per share because of its importance to the marketplace. After further review of the performance goals for the RSU program, our Committee added operating cash flow as a second performance measure for cycles ending December 31, 2007 and 2008, because of its belief in the importance of operating cash flows to our long-term success. In September 2006, our Compensation Committee requested management to work with appropriate consultants to review the operation of the RSU program and report to our Committee on its findings. Several of the questions that are to be answered include the appropriate performance measure for the RSU program in the future, the appropriate level of participation throughout the organization and the payout scheme that should be utilized. Preliminary results were presented to our Committee at its November meeting, and our Committee asked management to provide further information on the possibility of adjusting the RSU program to be complementary to the annual incentive program, where the payout is based on EVA achievement. Further work is being carried out based on our Committee’s instructions and findings and recommendations will be made in March 2007.

Our stockholders, at our 2004 Annual Meeting, approved an amendment to the 1995 Incentive Plan which was intended to qualify future grants of restricted stock or RSUs as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Under the restricted stock unit program, performance goals for a given year have historically been established at least one year in advance by our Compensation Committee. Earnings per share goals for calendar years 2004, 2005 and 2006 were established by our Compensation Committee in early 2004. Our Compensation Committee approved the 2007 goals of earnings per share and cash flow at its January 2005 meeting and approved 2008 earnings per share and cash flow goals at its November 14, 2005 meeting. At its meeting in November 2006, our Committee increased these goals for the 2007 and 2008 years for the expected level of earnings per share and operating cash flow resulting from the Hünnebeck and Brambles acquisitions that occurred in late 2005. The amount of the increase was 15.6% to 13.3% for earnings per share and 16.7% to 15% for operating cash flow. In years where two performance measures are utilized, each measure has equal weighting. As discussed above, our Compensation Committee is reviewing various aspects of the RSU program, but performance objectives for the program will be established in the first 90 days of 2007, as is its practice. In light of the timing of our Committee meeting in March, and the finalization and mailing of our proxy statement, it is unlikely that the goals will be established in time for their inclusion in this Proxy Statement.

Performance goals for earning per share and free cash flow are recommended by management to the Committee and are based upon expectations regarding the targeted growth in these measures over the performance period. The recommended objectives are consistent with the objectives discussed with the investment community by management for the longer term periods.

Long-term incentive compensation comprises 35% to 51.3% of the total compensation of executive officers. Grants of restricted stock units are made at the January meeting subsequent to the end of the performance period if the performance goals for the applicable period are achieved.

Our Compensation Committee has complete discretion on whether to grant and the amount (i.e., discretion to reduce the maximum grant by any amount, even to zero) of any grant of RSUs that may be made annually to any officer. In making this determination, our Committee focuses on whether the individual did, in fact, make an appropriate contribution to our overall achievements, since the objectives for this award are based on the overall performance of our Company. If shares are granted, they must be held by the individual for a period of three years for grants made in 2005 and 2006. For grants made in 2007 and beyond, the shares granted will vest on a pro-rata basis over a three-year period. If the individual leaves employment with us during this period, except as a result of death, disability or retirement, the stock units are forfeited. The vesting of the shares is also accelerated in the event of a change-of-control. We have established the vesting period as a retention vehicle for senior executives and have established the exceptions to these vesting requirements because we believe these events are generally not within the individual’s control and it would be inappropriate and a penalty to forfeit these shares upon their occurrence in light of the fact that the performance goals have been previously achieved. Performance goals for 2006 were achieved and our Compensation Committee did make grants of restricted stock units to Messrs. Butler, Fazzolari, Neuffer and Kimmel as well as certain other of our officers based on 2006 performance. As was described in a Form 8-K filing made by us on January 24, 2007, our Compensation Committee and the Board approved a grant of restricted stock units to Mr. Hathaway that was paid out in cash. Mr. Hathaway’s current stock holdings and outstanding stock options and the stage of his career with us were considered in making this determination. Mr. Hathaway’s cash payment was equal to $1,584,900 and was based on the average of the high and low sales price of our common stock on January 23, 2007 and 20,000 shares.

The amounts shown in the Summary Compensation Table reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of RSU awards under the 1995 Incentive Plan. As a result, the Summary Compensation Table includes amounts from awards granted in and prior to 2006 and does not include the RSU awards made in January 2007 based on 2006 performance measures, which are discussed in this section.

The RSUs granted as our long-term incentive compensation were granted under our 1995 Incentive Plan. The 1995 Incentive Plan was approved by the stockholders in 1995, was amended and re-approved by the stockholders in 1998, 2001 and 2004, and has been used to make grants of options and RSUs to corporate officers and key employees, including division officers as well as the executive officers. On September 27, 2006, the Board approved changes to future RSU award agreements. As a result of these changes, RSUs granted in 2007 and beyond will vest on a pro-rata basis over three years, and the specified retirement age has been reduced from age 65 to age 62. The maximum stock option award as provided in the 1995 Incentive Plan is 150,000 shares for any single participant in a calendar year, although the issuance of stock options has been suspended since 2002. The 1995 Incentive Plan was amended in 2004 in order that the 150,000 share limit will also apply to awards of restricted stock, deferred stock and stock grants which may be issued under the 1995 Incentive Plan.

Other Aspects of the Executive Compensation Program

We have in place the following broad-based employee benefit plans in which the U.S. executive officers participate on the same terms as U.S. non-executive employees:

•	health insurance;

•	disability insurance;

•	a term life insurance benefit equal to two times the individual’s salary up to a maximum benefit of $500,000;

•	a defined benefit pension plan; and

•	a 401(k) Savings Plan.

In addition, the executive officers other than Mr. Butler participate in the Supplemental Retirement Benefit Plan (“SERP”) as described under the section “Retirement Plans” on page 38 of this Proxy Statement, which supplements the qualified pension plan, and in the non-qualified

Retirement Savings and Investment Plan (“RSIP”), which supplements our 401(k) Savings Plan with respect to contributions that could not be made because of Internal Revenue Service compensation and contribution limitations. During 2003, we amended most of our defined-benefit pension plans, including the Harsco Employee Pension Plan (“HEPP”) in which most U.S. executive officers participate, to end further accruals under the plans for additional service with us. This change was made to address the cost and volatility of our defined benefit pension plans and to allow us to establish a more stable and predictable method of providing retirement benefits to our employees. The Supplemental Retirement Benefit Plan was also amended to eliminate further accruals under the plan, although the balances of the SERP participants will continue to increase due to capital gains and dividend payments. After 2003, benefits paid under these amended qualified plans only take into account future salary increases of participants. To replace the frozen pension benefit under the HEPP, we instituted the Retirement Savings Income Security Plan, a 401(k) that has increased our matching obligations from those made under the previous 401(k) plan in which the executive officers and other employees participated. In addition to the new RSIP program, we also instituted a nonqualified RSIP which provides for benefits which are lost under the RSIP because of income and contribution limitations under the Internal Revenue Code. While contributions to the SERP were invested in phantom stock, contributions to the new non-qualified RSIP plan may be invested in a range of investment funds currently available under the RSIP. The RSIP and the non-qualified RSIP are offered on the same basis to executive and non-executive officers who meet the qualifications for participation. Qualification for participation generally allows for the inclusion of those individuals who had their HEPP benefits frozen or were hired after the HEPP was frozen.

The benefits offered under the health, disability and life insurance programs are offered to U.S.-based executive officers on the same basis as they are offered to U.S.-based non-executive employees. Mr. Butler receives a supplemental health program paid for by us, which supplements the benefits offered under the government-sponsored programs in the U.K. This is a benefit that is only offered to a limited number of management level employees in the U.K. Mr. Butler also receives a life and disability benefit which is in addition to these types of benefits offered to other employees in the U.K.

We also provide other benefits to certain executives including a change in control severance policy described below. Certain Named Executive Officers, namely Messrs. Hathaway, Butler, Fazzolari and Neuffer, are entitled to cars provided by us or a cash allowance alternative, and the Board of Directors has approved a policy regarding Mr. Hathaway’s and Mr. Fazzolari’s personal use of our aircraft. Corporate aircraft are used primarily for business travel and the Board policy includes a limitation on annual personal use unless the additional use is approved by the Lead Director of the Board. Messrs. Hathaway and Fazzolari are taxed on the imputed income attributable to personal aircraft use and do not receive tax assistance from us with respect to those amounts.

Our philosophy is to position the aggregate of these elements of compensation at a level that is competitive with our size and performance relative to other leading peer companies, as well as a larger group of general industry companies. We further believe that these other aspects of the executive compensation program are reasonable, competitive and consistent with the overall executive compensation program in that they help us attract and retain the best leaders.

Interaction of Elements of Compensation

Many of the benefits that we offer are either directly or indirectly impacted by the executive’s level of salary. The annual EVA incentive program is directly tied to the level of the individual’s salary because the payment is based on a percentage of salary. As discussed above, the percentage of salary that is received as an annual incentive bonus is a function of the level of achievement of the

EVA target and the individual’s salary grade. The level of RSU grants is not a direct function of salary, as target grants are established by our Compensation Committee based on a number of other factors, including the individual’s ability to impact long-term results, his or her performance history and his or her level of salary. The relative amount of life insurance and disability insurance is a function of the individual’s salary, as is the amount contributed to the individual’s 401(k) account, although that is also a function of the percentage of salary that the individual chooses to contribute to the plan and IRS maximum contribution limitations. Since the payout of the annual incentive plan is based on EVA and the RSU grants are based on the achievement of earnings per share and operating cash flow goals, there is no direct correlation between the measures; however, there are interrelations among these measures such that the positive or negative performance as to one of the measures will likely be reflected in positive or negative performance of the others. For example, one of the components of EVA is net operating profit after tax. While this is not the same as the net income used in determining earnings per share, there is a strong correlation such that the failure to achieve an earnings per share target, depending upon the level at which it was established, may also be reflected in a lower EVA award because of a lower net operating profit after taxes.

Change in Control Severance Agreements

On June 21, 2005 the Board of Directors authorized us to amend employment agreements then in place with Messrs. Hathaway, Fazzolari and Butler and to enter into similar forms of agreements with certain of our corporate officers, including Mr. Kimmel (together with Messrs. Hathaway, Fazzolari and Butler, the “CIC Officers”), which provide that in the event of a change in control, each such officer will remain in our employ for a period of three years from the date of the change in control (or to such officer’s normal retirement date, if earlier), subject to the CIC Officers’ right to resign during a thirty-day period commencing one year from the date of the change in control or for good reason. The CIC Agreements contain an initial term of three years and automatically extend for an additional year on each one year anniversary of the same beginning with June 20, 2006, resulting in a current term that expires on June 19, 2009. If a change in control occurs, the change in control agreements will expire on the last day of the protection period.

As part of its periodic review of compensation arrangements and based on the recommendation of our Compensation Committee, the Board of Directors authorized the CIC Agreements in recognition of the importance to us and our stockholders of assuring that we have the continued dedication and full attention of certain key employees prior to and after the consummation of a change in control event. In addition to the foregoing, the CIC Agreements are intended to ensure that, if a possible change in control should arise and a CIC Officer should be involved in deliberations or negotiations in connection with the possible change in control, such officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in our best interests and those of our stockholders, without concern for his position or financial well-being. The amendments approved in 2005 resulted from a review of the change in control agreements and a recommendation by management that the benefits offered under the prior agreements were excessive. While the benefits were consistent with industry norms, senior management and the Board of Directors felt that potential payments of three times the executive’s salary and bonus upon an officer’s termination or involuntary departure following the occurrence of a change of control were not consistent with our philosophy with respect to severance payments in general. The Board of Directors therefore reduced the amount to only three times the executive’s annual salary. Our Committee also considered whether other members of management should be covered by CIC Agreements and, as a result, added Mr. Kimmel and certain other executive officers, though at only one times annual salary.

The CIC Officers are entitled to certain severance benefits as detailed above if a change in control occurs and their employment terminates during the protection period. For purposes of the CIC Agreements, a “change in control” would be deemed to have occurred if

•	any person or group acquires 20% or more of our issued and outstanding shares of common stock;

•	the members of the Board as of the date of the CIC Agreements (the “Incumbent Board”), including any person subsequently becoming a Director whose election, or nomination for election by our stockholders, was approved by a majority of the Directors then comprising the Incumbent Board, cease to constitute a majority of the members of the Board as a result of the election of Board members pursuant to a contested election;

•	the stockholders approve a reorganization, merger, consolidation, sale of substantially all of our assets or the acquisition of the stock or assets of another corporation that results in our stockholders immediately prior to such reorganization, merger, consolidation, sale or acquisition owning less than 50% of our combined voting power; or

•	the stockholders approve our liquidation or dissolution or the sale of all or substantially all of our assets.

In order to receive payment under the CIC Agreements for any termination of the CIC Officers during the protection period other than for cause, disability or death, or if the executive terminates his employment for good reason during the protection period, such CIC Officer must sign and return our standard release agreement (the “Release Agreement”) pursuant to which such executive will waive any claims against us. At our sole discretion, the executive may be bound by non-competition and non-solicitation provisions in connection with such Release Agreement, with the terms of the same to be determined by us at the time the executive terminates his employment.

The Chief Executive Officer’s 2006 Compensation

We believe that the pay-for-performance goals of the executive compensation program are exemplified in the compensation of our CEO.

Mr. Hathaway’s 2006 salary was determined by our Compensation Committee utilizing the same factors as are explained in the “Salaries” section above. Our Compensation Committee particularly considered the significant accomplishments achieved by us in 2005, including:

•	significantly improved earnings;

•	cash flows;

•	EVA;

•	stock price; and

•	the completion of several material acquisitions during the year.

In 2005 and again in 2006, Mr. Hathaway informed the Compensation Committee of his desire to decline any increase in his base salary for 2006 and 2007 even though the Committee determined that an increase was warranted based on Mr. Hathaway’s performance and the peer group data reviewed by the Committee. The Compensation Committee complied with Mr. Hathaway’s request for no increase in his base salary, and Mr. Hathaway’s base salary has remained set at $1,000,000, allowing any increase in his total compensation to be tied directly to the Company’s performance, exemplifying the pay-for-performance goals we are striving to achieve.

Mr. Hathaway’s annual incentive payment is directly related to our overall EVA performance, as described above. As described above, Mr. Hathaway also received a grant of 20,000 restricted stock units in 2007 based on our 2006 performance, that was paid out in cash. This payment was based on the achievement of pre-established EPS goals by us. As discussed above, this RSU grant is not reflected in the Summary Compensation Table for 2006 due to the accounting treatment of this award under FAS 123(R). Instead, amounts from awards granted in and prior to 2006 are reflected in the Summary Compensation Table. Of the total $2,859,100 in cash compensation paid to Mr. Hathaway for 2006 as reflected in the Summary Compensation Table, 65% was contingent and dependent upon the achievement of the EVA and EPS performance objectives established by our Compensation Committee for the relevant time periods. This is consistent with our view that those executives most able to affect our performance should have a significant portion of their potential total compensation at risk and dependent upon our performance.

Policy Regarding Tax Impact on Executive Compensation

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation for individuals in excess of $1 million per year paid by publicly traded corporations to the chief executive officer and the four other executives named in the compensation table of the Proxy Statement. We intend, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that effectively attract and retain exceptional executives in a highly competitive environment and, accordingly, compensation paid under our incentive compensation plans is generally tax-deductible. However, on occasion it is not possible to satisfy all conditions of the Internal Revenue Code for deductibility and still meet our compensation needs, and in such limited situations, certain compensation paid to some executives is not tax-deductible. Mr. Hathaway’s base salary of $1,000,000 could result in a minor portion of his compensation being exposed to non-deductibility of executive compensation expense under Section 162(m) in the 2006 tax year. We have considered the possibility of a portion of his compensation being non-deductible and based on the limited amounts that would be non-deductible and the determination of the appropriate level of compensation for Mr. Hathaway, we have concluded that it is in our best interest to pay Mr. Hathaway at the levels determined by the Board and our Compensation Committee. No compensation payable to any other executive officer for 2006 was non-deductible under Section 162(m).

While the tax deductibility of compensation paid is a key concern for us, it is not the only concern, and we will look at other factors to determine the appropriate compensation that should be paid to an individual and may choose to pay compensation that would otherwise not be deductible under Section 162(m) if we believe that it is appropriate and in our best interest.

Personal Use of Corporate Aircraft

In connection with our allowing personal use of our corporate aircraft by certain of our named executive officers, a portion of our related expense is non-deductible under recent changes to U.S. federal income tax law. We treat such personal use as compensation, as reported in the “All Other Compensation” column of the Summary Compensation Table.

Executive Development and Succession

The executive development process ensures continuity of leadership over the long-term, and it forms the basis on which we make ongoing executive assignments. Through the integration of the performance assessment and executive development processes, position assignments are based on the most qualified and ready executives. Our future leaders are developed through these carefully selected assignments. We believe that consistent and ongoing application of this process meets the long-range requirements of the business and achieves competitive advantage.

During 2004 the Board of Directors, in connection with ongoing discussions with senior management, requested that a review of our talent pool be undertaken to assure that an appropriate level of qualified management candidates were available throughout our business to manage the significant growth that was taking place and was expected to continue to take place in the business. We undertook to develop an assessment process for our senior executives to determine the strengths and weaknesses of the leadership personnel within our business. Competencies that were believed to be key to a successful manager within our business were developed and then assessed. The results of these assessments were reviewed and discussed with each management participant and development plans were instituted. We are also in the process of developing a training program to help provide developmental training in each of these key competencies for selected high-potential management talent. During 2006, approximately 75 individuals attended four different training sessions, and continued training will occur in 2007 and beyond.

Each year, our Compensation Committee reviews our leadership talent development program to ensure good performance and alignment between business strategies and operating plans. The Board of Directors annually reviews the results of the leadership capability and succession process with the Chairman and Chief Executive Officer in executive session.

Conclusion

In addition to being consistent and linked to our performance, our compensation plans are competitive in the marketplace and allow us to attract and retain the best and brightest employees. In addition, we believe the design of our compensation plans and their relative mix successfully motivates our executive officers.

All aspects of compensation are performance driven and align both the short-term and long-term interests of employees and stockholders. We will in the future continue to focus on these factors and on maintaining a compensation system that will encourage maximization of long-term stockholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Proxy Statement for our 2007 Annual Meeting of Stockholders, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

R. C. Wilburn, Chairman
J. J. Jasinowski
C. F. Scanlan
J. I. Scheiner
A. J. Sordoni, III

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934.

2006 Summary Compensation Table

The following table presents the compensation provided to Mr. Hathaway, Chief Executive Officer and Mr. Fazzolari, Chief Financial Officer, as well as the three other most highly compensated executive officers, for services rendered to us in 2006.

								Change in
								Pension Value
							Non-Equity	and
							Incentive	Nonqualified
Name and				Stock		Option	Plan	Deferred	All Other
Principal		Salary	Bonus	Awards		Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)	($)(2)		($)	($)(3)	Earnings ($)	($)	($)

D. C. Hathaway,	2006	1,000,000	-0-	715,100	(4)	-0-	1,144,000	475,762	74,633	3,409,495
Chairman & CEO(1)
G. D. H. Butler, Sr.	2006	630,160	-0-	189,562		-0-	425,357	762,200	78,380	2,085,659
VP — Operations(5)
S. D. Fazzolari,	2006	450,000	-0-	189,562		-0-	411,840	101,952	42,041	1,195,395
President, CFO & Treasurer(1)
R. C. Neuffer,	2006	250,000	-0-	156,714		-0-	210,000	81,789	33,533	732,036
Group President(6)
M. E. Kimmel	2006	245,501	-0-	49,502		-0-	168,512	5,494	33,972	502,981
General Counsel and Corporate Secretary

(1)	On January 24, 2006, Mr. Hathaway was elected Chairman and Chief Executive Officer and Mr. Fazzolari was elected President, Chief Financial Officer and Treasurer. Prior thereto, Mr. Hathaway served as Chairman, President and Chief Executive Officer since July 2000 and Mr. Fazzolari as Senior Vice President, Chief Financial Officer and Treasurer since August 1999.

(2)	The amounts shown in this column represent the compensation cost recognized for financial statement purposes with respect to restricted stock units, computed in accordance with FAS 123(R). All grants of restricted stock units were made under the 1995 Incentive Plan. See Note 12, “Stock-based Compensation” to Notes to Consolidated Financial Statements for a discussion of the assumptions used by the Company to calculate share-based employee compensation expense, as outlined in SFAS No. 123R in our Annual Report on Form 10-K for the year ended December 31, 2006. These awards are discussed in further detail under the heading “Equity Compensation” in the Compensation Discussion and Analysis.

The grant date fair value of the 2005 RSU awards was $50.41 per unit, which was determined using the average of the high and low price of the stock on that day’s trading, less a discount for dividends not received during the vesting period. The grant date fair value of the 2006 RSU awards was $67.70 per unit, which was determined using the average of the high and low price of the stock on that day’s trading, less a discount for dividends not received during the vesting period. The above information does not reflect an estimate for forfeitures, and none of these awards has been forfeited as of March 2, 2007.

For the 2005 RSU awards, there was not accelerated recognition of compensation expense for those employees who reached the retirement age prior to vesting or who would reach retirement age prior to the stated vesting date.

Harsco does not have any RSU awards which are classified as liability awards under FAS 123(R).

(3)	The amounts shown in this column constitute the annual cash incentive compensation awarded to each officer under the 1995 Incentive Plan in calendar year 2006 based on the achievement of specific economic value-added (“EVA®”) goals.

(4)	As was described in a Form 8-K filed by us on January 24, 2006, Mr. Hathaway received a grant of 10,000 restricted stock units that was paid out in cash in the amount of $715,100. Our Compensation Committee and the Board considered Mr. Hathaway’s significant holdings of our stock, the number of his unexercised stock options and the stage of his career with us in making this determination.

(5)	Mr. Butler also serves as President of the MultiServ and SGB Divisions. Mr. Butler’s salary and bonus are determined and paid in British pounds and are designated in the table in U.S. dollars. The conversion rate used for the amounts included in the Summary Compensation Table was £1.00 = $1.85.

(6)	Mr. Neuffer was elected President — Engineered Products and Services Business Group effective January 24, 2006.

All Other Compensation

We also provide certain perquisites to the executive officers. The following table summarizes the incremental cost of perquisites and other benefits for the Named Executive Officers in 2006 and describes the other benefits included in the “All Other Compensation” column.

	Mr. Hathaway	Mr. Butler(a)		Mr. Fazzolari	Mr. Neuffer	Mr. Kimmel

Personal Use of Corporate Aircraft(b)	41,464	-0-		8,793	-0-	-0-
Personal Use of Automobile	8,542	41,755	(c)	8,683	16,661	-0-
Other Travel and Related Expenses(d)	1,416	652		1,354	-0-	10,786
Our contributions to defined contribution plans	13,000	-0-		13,000	6,123	13,000
Dollar value of life insurance premiums paid by us or on our behalf	1,386	20,524		1,386	1,386	1,361
Dollar value of health insurance premiums paid by us or on our behalf	8,533	1,504		8,533	10,353	8,533
Dollar value of long-term disability premiums paid by us or on our behalf	292	13,945		292	292	292
Total	74,633	78,380		42,041	33,533	33,972

(a)	The conversion rate used for the amounts included in this table for Mr. Butler was £1.00 = $1.85.

(b)	The value of personal use of corporate aircraft reflects the calculated incremental cost to us of personal use of corporate aircraft. Incremental costs have been calculated based on the variable operating costs to us. Variable costs consist of trip-specific costs including fuel, catering, mileage, maintenance, labor and parts, engine reserve, crew expenses, universal weather monitoring, landing/ramp fees and other miscellaneous variable costs. Incremental cost calculations do not include fixed costs associated with owning our aircraft since we would incur these costs anyway.

On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight.

(c)	Includes a fuel allowance of $6,523.00.

(d)	We occasionally invite Named Executive Officers’ spouses to accompany the officers to Board-related events for appropriate business purposes, for which we pay or reimburse travel and related expenses. These amounts are included in the “Other travel and related expenses” row to the extent they do not include travel on the corporate aircraft, which is discussed in footnote (b) above.

Grants of Plan-Based Awards for Fiscal Year 2006

The following table sets forth information concerning plan-based awards to the Named Executive Officers during fiscal year 2006 as well as estimated future payouts under such plans:

		Estimated Future			Estimated Future			Grant Date
		Payouts Under			Payouts Under			Fair Value
		Non-Equity Incentive			Equity Incentive			of Stock and
		Plan Awards (1)			Plan Awards (2)			Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Date	($)	($)	($)	(#) (3)	(#)	(#)	($) (4)
D. C. Hathaway	01-23-07	8,000	800,000	1,600,000
					-0-	20,000	20,000	1,529,800
G. D. H. Butler(5)	01-23-07	3,150	315,079	630,159
					-0-	8,000	8,000	611,920
S. D. Fazzolari	01-23-07	2,880	288,000	576,000
					-0-	8,000	8,000	611,920
R. C. Neuffer	01-23-07	1,050	105,000	210,000
					-0-	2,500	2,500	191,225
M. E. Kimmel	01-23-07	11,784	117,840	235,680
					-0-	5,000	5,000	382,450

(1)	These columns reflect potential awards under our Annual Incentive Compensation Plan, made under our 1995 Incentive Plan and described more fully on page 24 of this Proxy Statement. Actual payouts for 2006 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	These columns reflect potential awards under our restricted stock unit program, granted under our 1995 Incentive Plan and described more fully on page 25 of this Proxy Statement.

(3)	Our Compensation Committee has complete discretion on whether to grant and the amount of any grant of restricted stock units that may be made annually to any officer, including the discretion to reduce the grant to zero.

(4)	The aggregate grant date fair value of the 2006 restricted stock units, computed in accordance with FAS 123(R), was $76.49 per unit, which was determined using the average of the high and low price of the stock on that day’s trading, less a discount for dividends not received during the vesting period.

(5)	Dollar amounts shown are based on an exchange rate of $1.85 = £1.00.

Annual Incentive Compensation Plan; Long-Term Compensation Plan

For additional details of our Annual Incentive Compensation Plan and Long-Term Compensation Plan payments please see the descriptions set forth on pages 24 and 25 of this Proxy Statement. For additional details about the relationship of salary, bonus and long-term compensation to total compensation please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards of the Named Executive Officers as of December 31, 2006.

	Option Awards(1)					Stock Awards(2)
									Equity
									Incentive
								Equity	Plan Awards:
								Incentive	Market or
			Equity					Plan Awards:	Payout
			Incentive					Number	Value of
			Plan				Market	of Unearned	Unearned
	Number of	Number of	Awards:			Number of	Value of	Shares,	Shares,
	Securities	Securities	Number of			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Securities			Units of	Units of	Other	Other
	Unexercised	Unexercised	Underlying	Option		Stock That	Stock That	Rights	Rights That
	Options	Options	Unexercised	Exercise	Option	Have Not	Have Not	That Have	Have Not
	(#)	(#)	Unearned Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(3)	($)(4)	(#)(5)	($)(4)

D. C. Hathaway	40,000		0	29.00	01-24-10
	100,000	-0-	0	32.65	01-21-12
						-0-	-0-	20,000(6)	1,522,000
G. D. H. Butler	7,000		0	26.66	01-25-09
	8,000		0	37.81	01-26-08
	10,000		0	29.00	01-24-10
	10,000		0	25.63	01-22-11
	24,000	-0-	0	32.65	01-21-12
						10,000	761,000	8,000	608,800
S. D. Fazzolari	12,000		0	26.66	01-25-09
	20,000		0	29.00	01-24-10
	24,000	-0-	0	32.65	01-21-12
						10,000	761,000	8,000	608,800
R. C. Neuffer	4,000		0	25.63	01-22-11
	1,200		0	37.81	01-26-08
	2,400		0	29.00	01-24-10
	3,000	-0-	0	32.65	01-21-12
						3,750	285,375	2,500	190,250
M. E. Kimmel	2,000	-0-	0	32.65	01-21-12
						2,600	197,860	5,000	380,500

(1)	The Board of Directors has not issued any stock options since 2002 and instead issues restricted stock or restricted stock units as our long-term compensation method.

For grants prior to 2003, the Named Executive Officers were awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value was defined as the average of the high and low price of the stock on the date of grant. The grants were made pursuant to the 1995 Incentive Plan. The number of options granted to each officer was determined by grade level and our Compensation Committee’s evaluation of the strategic performance of the individual and the individual’s business unit. The maximum stock option award as provided in the 1995 Incentive Plan is 150,000 shares for any single participant in a calendar year. Our Committee does have the discretion to limit or entirely eliminate the number of stock options granted in any period, and, acting upon this authority, declined to award any stock options in 2003, 2004, 2005 and 2006.

(2)	Our Compensation Committee awarded restricted stock units to each of the Named Executive Officers for the 2004, 2005 and 2006 performance periods under the 1995 Incentive Plan. A target award level is established by our Compensation Committee and if the performance goal is obtained, then the restricted stock units are granted unless our Compensation Committee exercises its discretion to lower the amount of the award. The restricted stock units vest as provided on page 16 of this Proxy Statement and the restricted stock unit program is more fully described on page 25 of this Proxy Statement.

(3)	The numbers shown in this column reflect all unvested restricted stock units that were earned under our long-term incentive restricted stock unit program. A portion of these awards vest in years 2008 and 2009.

(4)	The market value was computed by multiplying the closing market price of our stock on December 29, 2006 by the number of units of restricted stock in the previous column.

(5)	The numbers shown in this column reflect all unvested restricted stock units for which performance targets have been set by us but that were unearned in fiscal year 2006 under our long-term incentive restricted stock unit program.

(6)	As was described in a Form 8-K filing made by us on January 24, 2007, our Compensation Committee and the Board approved a cash payment to Mr. Hathaway, in lieu of the restricted stock units award that was made to other officers. Our Compensation Committee and the Board took into account Mr. Hathaway’s significant holdings of our stock, the number of unexercised stock options and the stage of his career with us in making this determination. Mr. Hathaway’s cash payment was equal to $1,584,900 and was based on the average of the high and low sales price of our common stock on January 23, 2007 and 20,000 shares.

2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares	Value Realized on
	Acquired on	Value Realized on	Acquired on Vesting	Vesting
Name	Exercise (#)	Exercise ($)(1)	(#)	($)

D. C. Hathaway	100,000	4,585,235	-0-	-0-
G. D. H. Butler	-0-	-0-	-0-	-0-
S. D. Fazzolari	28,000	1,183,782	-0-	-0-
R. C. Neuffer	-0-	-0-	-0-	-0-
M. E. Kimmel	-0-	-0-	-0-	-0-

(1)	Represents the difference between the exercise price and the market price of our common stock on the date of exercise.

2006 Pension Benefits

The following table describes pension benefits to the Named Executive Officers.

						Payments
		Number of		Present		During
		Years		Value of		Last
		Credited		Accumulated		Fiscal
		Service		Benefit		Year
Name	Plan Name	(#)		($)(2)		($)

D. C. Hathaway	Harsco Employees Pension Plan	19.250		591,864		-0-
	Supplemental Retirement Benefit Plan	33.000	(1)	7,713,405		-0-
G. D. H. Butler	Harsco Pension Scheme	37.000		8,497,280	(3)	-0-
S. D. Fazzolari	Harsco Employees Pension Plan	23.333		439,363		-0-
	Supplemental Retirement Benefit Plan	23.333		787,862		-0-
R. C. Neuffer	Harsco Employees Pension Plan	12.250		344,323		-0-
	Supplemental Retirement Benefit Plan	12.250		139,860		-0-
M. E. Kimmel	Harsco Employees Pension Plan	2.417		22,520		-0-
	Supplemental Retirement Benefit Plan	2.417		4,623		-0-

(1)	Mr. Hathaway’s actual credited service as one of our covered employee is 19.25 years. Mr. Hathaway was granted an additional 13.75 years of service as part of our acquisition in 1979 of the company he founded, in order to credit his years of service with the acquired company. The present value associated with granting 13.75 additional years of credited service in the Supplemental Retirement Benefit Plan is $3,477,440 at year-end 2006.

(2)	The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the Named Executive Officers, which will only be known at the time that they become eligible for payment.

(3)	The conversion rate used for the amounts included in this row was £1.00 = $1.87 which was the currency exchange rate on the plan measurement date of September 30, 2006.

Retirement Plans

We provide retirement benefits for each officer under the Harsco Employees Pension Plan (the “HEPP”) and the Supplemental Retirement Benefit Plan (the “Supplemental Plan”). All executive officers are covered by the Supplemental Plan and the HEPP, excepting Mr. Butler, who is covered by the U.K. pension plan described below. Prior to January 1, 2003, the Supplemental Plan replaced the 401(k) Company match lost due to government limitations on such contributions. The replacement was in the form of phantom shares as more fully described in the narrative disclosure to the Nonqualified Deferred Compensation Table. The Supplemental Plan was amended effective January 1, 2003 to eliminate any further granting of phantom shares.

The HEPP and the Supplemental Plan are defined benefit plans providing for normal retirement at age 65. Early retirement may be taken commencing with the first day of any month following the attainment of age 55, provided at least 15 years of service have been completed. Early retirement benefits commencing prior to age 65 are reduced. The Supplemental Plan also provides for unreduced pension benefits if retirement occurs after age 62, provided at least 30 years of service have been completed. The HEPP and the Supplemental Plan also provide for a pre-retirement death benefit payable in a monthly benefit to a beneficiary designated by the participant for participants who die after qualifying for benefits. The Supplemental Plan also includes provisions which fully vest participants upon termination of employment following a “change in control” of the Company as defined in the Supplemental Plan.

Mr. Hathaway is currently eligible for unreduced pension benefits under the Supplemental Plan, as he has attained age 62 and is credited with 33 years of service under the Supplemental Plan. Mr. Hathaway’s actual credited service as one of our covered employees is 19.25 years. The additional 13.75 years of service were granted in order to credit his years of service with Dartmouth Investments Limited, which Mr. Hathaway founded and which was acquired by us in 1979.

Total pension benefits are based on final average compensation and years of service. The normal retirement benefit under the Supplemental Plan is equal to a total of 0.8% of final average compensation up to the “Social Security Covered Compensation” as defined in the Supplemental Plan plus 1.6% of the final average compensation in excess of the “Social Security Covered Compensation” multiplied by up to 33 years of service, reduced by the benefits under the HEPP. final average compensation is defined as the aggregate compensation (base salary plus nondiscretionary incentive compensation) for the 60 highest consecutive months out of the last 120 months prior to date of retirement or termination of employment prior to normal retirement date.

The Supplemental Plan was amended in 2002 to provide that for any retirements on or after January 1, 2003, the 1.6% factor in the benefit formula is reduced to 1.5% and the definition of final average compensation was amended to reduce the amount of nondiscretionary incentive compensation included in the benefit calculation from 100% to 50% for such amounts paid on or after January 1, 2003. Notwithstanding these amendments, no participant’s retirement benefit shall be reduced by reason of these amendments, below the benefit accrued at December 31, 2002. The normal retirement benefit under the HEPP is equal to 1.2% times final average compensation times years of service, up to a maximum of 33 years, plus 1.5% times benefit service in excess of 33 years, but not in excess of 40 years of service. This amount cannot be less than the minimum benefit determined at December 31, 2002, which was determined based on a normal retirement benefit under the HEPP equal to 1.3% times final average compensation times years of service, up to a maximum of 33 years, plus 1.5% times benefit service in excess of 33 years, but not in excess of 40 years of service. Final average compensation is defined as the aggregate compensation (base salary plus non-discretionary incentive compensation) for the 60 highest consecutive months out of the last 120 months prior to the date of retirement or termination of employment prior to the normal retirement date.

The Supplemental Plan and the HEPP were amended on December 31, 2003 to provide that pension benefit accrual service shall not be granted to any of our employees after December 31, 2003, provided, however, that compensation earned for services performed for us for current Supplemental Plan and HEPP participants through December 31, 2013 shall be included in determining their Final Average Compensation under the Supplemental Plan and the HEPP.

We do not provide retiree medical or retiree life insurance benefits to our executive officers.

The above table also shows estimated total annual pension benefits payable to Mr. Butler, for life, under the Harsco Pension Scheme (the “Scheme”), a qualified pension plan in the U.K., upon retirement at age 60, which is normal retirement age under the Scheme, assuming the total pension benefit was payable and retirement took place on December 31, 2006. The benefit would be paid in British pounds and all amounts in the table above are stated in U.S. dollars at a conversion rate of $1.87 = £1.00, which was the currency exchange rate on the plan measurement date of September 30. The Scheme provides that if the participant dies within five years after starting to receive a pension, a lump sum will be paid equal to the pension payments that would have been made during the remainder of the five year period. The annual pension benefit is based on the highest annual total of salary and bonus within the last five years (or the highest average amount of annual salary plus bonus received in any three consecutive scheme years within the last ten years, if higher) (“Final Pensionable Salary”) and the years of service, subject to various deductions for service prior to April 6, 1989, and a statutory limitation of two thirds of the Final Pensionable Salary. The Scheme was amended in 2002 to provide that for any retirements on or after January 1, 2003, the benefit accrual rate is reduced, and the definition of Final Pensionable Salary is amended to reduce the amount of incentive bonus included in the calculation from 100% to 50% for such amounts paid on or after January 1, 2003. The Scheme was amended in 2003 to provide that, in respect of service after January 1, 2004 only, normal retirement age is increased to 65, and the definition of Final Pensionable Salary is amended so as to be equal to the average salary and 50% of bonus over the last five scheme years prior to retirement.

2006 Nonqualified Deferred Compensation

The following table describes nonqualified deferred compensation of the Named Executive Officers.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(1)	($)(2)	($)	($)(2)

D. C. Hathaway	-0-	162,286	100,753	-0-	1,108,861
G. D. H. Butler(3)	-0-	-0-	-0-	-0-	-0-
S. D. Fazzolari	-0-	36,437	19,140	-0-	214,353
R. C. Neuffer	-0-	11,313	1,457	-0-	26,116
M. E. Kimmel	-0-	9,705	647	-0-	15,663

(1)	Ongoing contributions by us to the phantom share accounts of the named executive officers established under the Supplemental Plan ceased on December 31, 2002. As a result, this column reflects (1) dividend reinvestment contributions by us during fiscal year 2006 to the phantom share accounts of each executive officer established under the Supplemental Plan and (2) phantom contributions by us to the non-qualified restoration plan accounts of each Named Executive Officer during fiscal year 2006. None of the amounts reported in this column are reported as compensation for fiscal year 2006 in the Summary Compensation Table.

(2)	Numbers shown with respect to phantom stock awards are based on a stock price on December 29, 2006 of $76.10 per share (payout for phantom shares would be based on the price of our stock on the date of termination of the relevant officer). Earnings include increase in value of the phantom shares during 2006. None of the amounts reported in the “Aggregate Earnings in Last FY” column were reported as compensation for fiscal year 2006 in the Summary Compensation Table.

(3)	Mr. Butler is not a participant in any of our U.K. or U.S.-based nonqualified deferred compensation plans.

Nonqualified Deferred Compensation

Phantom Shares

We maintain the Harsco Corporation Savings Plan (the “HCSP”), which includes the “Salary Reduction” feature afforded by Section 401(k) of the Internal Revenue Code. Our officers of Harsco participated in the above plan until December 31, 2002. Prior to January 1, 2003, we made matching contributions under the HCSP for the account of each participating employee equal to

50% of the first 1% to 6% of such employee’s “Salary Reduction” contribution. In addition, prior to January 1, 2003, the Supplemental Plan replaced the 401(k) match lost due to government limitations on such contributions. The replacement was in the form of “phantom” shares to a non-qualified plan. Our officers participated in the Supplemental Plan until December 31, 2002. The HSCP and the Supplemental Plan were amended effective January 1, 2003 to eliminate any future replacement of lost company match and any further granting of phantom shares. As a result, no company matches were made during calendar year 2003 and no phantom shares were granted for calendar year 2003.

Retirement Savings and Investment Plan

A new, non-qualified restoration plan (the “NQ RSIP”) was established on January 1, 2004, as part of our new 401(k) savings plan, the Retirement Savings and Investment Plan (“RSIP”). These plans were implemented, among other reasons, to provide coverage for individuals affected by the amendments to the HCSP and the Supplemental Plan, including by establishing new matching and “phantom” contributions to be made by us. Under the RSIP, we make matching contributions for the account of each participating employee equal to 100% of the first 3% of such employee’s contributions and 50% of the next 2% contributed by such employee. The NQ RSIP provides for the discretionary and matching contributions that would be otherwise provided under the qualified portion of the RSIP for salaried employees’ contributions made as of January 1, 2004, but for IRS Code limitations under Section 402(g), Section 401(a)(17), Section 415 or Section 401(m). Pursuant to the NQ RSIP, we make “phantom” contributions to an employee’s (including the executive officers’ other than Mr. Butler’s) account in an amount equal to the above-described company matching and discretionary contributions under the RSIP, which we were not otherwise able to make for a participant as a result of that participant reaching the limitations imposed by the Code.

Termination or Change in Control Arrangements

We have entered into certain agreements with the Named Executive Officers (other than Mr. Neuffer, who has not entered into any such agreements) and maintain certain plans that will require us to provide compensation to our Named Executive Officers in the event of a termination of employment, including as the result of a change in control.

The following table sets forth our payment obligations following the termination of a named executive officer’s employment with us, including as the result of a change in control. The amounts disclosed below are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and, in the case of payments related to a change in control, would only be payable if a change in control were to occur. The tables reflect the amounts that could be payable under the various arrangements assuming that the termination event occurred on December 31, 2006. All amounts shown in the tables with regard to Mr. Butler are stated at a conversion rate of $1.85 = £1.00, except that pension amounts are stated at a conversion rate of $1.87 = £1.00, which was the exchange rate on the pension plan measurement date of September 30, 2006.

	Termination as a Result of
				Involuntary	Death
	Change in		For Cause or	not for	or
	Control		Voluntary	Cause	Disability	Retirement
	(2)		(4)	(5)	(6)	(7)

Compensation:
Unpaid base salary through date of termination	X	(2)	X	X	X	X
Unpaid bonus	X	(2)		X	X	X
Unpaid long-term incentives
Restricted Stock Units
Vested	X	(2)	X	X	X	X
Acceleration of Unvested	X				X	X	(8)
Stock Options
Vested	X		X	X	X	X
Unvested and Accelerated(1)	X				X	X
Unpaid Deferred Compensation	X	(2)	X	X	X	X
Multiple of Base Salary	X	(2);(3)

Benefits and Perquisites:
Defined benefit pension plan	X		X	X	X	X
401(k) savings plan	X		X	X	X	X
Supplemental retirement benefit plan	X		X	X	X	X
Life insurance proceeds					X
Post-retirement health care
Accrued but unpaid vacation	X	(7)	X	X	X	X

(1)	The Board of Directors ceased granting stock options after 2002 following a review of the appropriateness of the use of stock options as the vehicle for long-term compensation within the Company. As a result, all outstanding stock options are vested.

(2)	In accordance with the terms of the Change in Control Severance Agreements (the “CIC Agreements”) entered into by us and each named executive officer other than Mr. Neuffer, Messrs. Butler, Fazzolari, Hathaway and Kimmel will be entitled to these payments if the executive’s employment is terminated by us other than for disability or death of the executive or “without cause”, or by the executive for “good reason” during the three-year period following the date on which a “change of control” occurs (the “Protection Period”).

If the employment of Messrs. Butler, Fazzolari, Hathaway or Kimmel is terminated during the Protection Period by reason of the executive’s death or disability, the executive’s CIC Agreement will terminate without further obligations under the applicable CIC Agreement to the executive’s representatives, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including, (a) the executive’s full base salary through the date of termination at the rate in effect on the date of termination or, if higher, at the highest rate in effect at any time from the 90-day period preceding the effective date of a change in control through the date of termination (the “Highest Base Salary”), (b) the product of the annual bonus paid to the executive for the last full fiscal year and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and (c) any compensation previously deferred by the executive (together with any accrued interest thereon) and not yet paid by us (the amounts specified in clauses (a), (b) and (c), the “Accrued Obligations”).

The following table sets forth the present value of such lump sum payments for Accrued Obligations for each of the officers named in the table based on 2006 salaries assuming death occurs on December 31, 2006 and during the Protection Period. None of the amounts shown below are accrued as a result of death occurring during the Protection Period. Such amounts would have been paid to the Named Executive Officers under existing plans and arrangements regardless of the CIC Agreements or the occurrence of a change in control. Mr. Neuffer would be entitled to the payments shown in footnote (6) if his death occurred on December 31, 2006.

Mr. Butler	Mr. Fazzolari	Mr. Hathaway	Mr. Kimmel

$14,703,415	$7,108,401	$19,286,213	$1,809,445

The following table sets forth the present value of such lump sum payments for Accrued Obligations for each of the officers named in the table based on 2006 salaries assuming disability occurs on December 31, 2006 and during the Protection Period. None of the amounts shown below are accrued as a result of disability occurring during the Protection Period. Such amounts would have been paid to the Named Executive Officers under existing plans and arrangements regardless of the CIC Agreements or the occurrence of a change in control. Mr. Neuffer would be entitled to the payments shown in footnote (6) if he became disabled on December 31, 2006.

Mr. Butler	Mr. Fazzolari	Mr. Hathaway	Mr. Kimmel

$12,837,072	$6,853,401	$19,080,527	$1,329,716

If the employment of Messrs. Butler, Fazzolari, Hathaway or Kimmel is terminated during the Protection Period for cause, the executive’s CIC Agreement will terminate without further obligations under the CIC Agreement to the executive, other than the obligation to pay to the executive the Highest Base Salary through the date of termination plus the amount of any compensation previously deferred by the executive (together with accrued interest thereon). The following table sets forth the present value of such payments under the CIC Agreements for each of the officers named in the table based on 2006 salaries assuming the “for cause” termination occurs on December 31, 2006 and during the Protection Period. None of the amounts shown in the table below or with regard to Mr. Neuffer are accrued as a result of the termination occurring during the Protection Period, except that the vesting of each officer’s restricted stock units accelerates, in accordance with the terms of the restricted stock units agreements, upon the occurrence of a change in control. Other than payments relating to restricted stock units, such amounts would have been paid to the Named Executive Officers under existing plans and arrangements regardless of the CIC Agreements or the occurrence of a change in control. Mr. Neuffer would be entitled to payments with a present value of $1,296,038 if he were terminated for cause on December 31, 2006.

Mr. Butler	Mr. Fazzolari	Mr. Hathaway	Mr. Kimmel

$12,411,715	$6,092,296	$17,936,527	$1,161,204

If Messrs. Butler, Fazzolari, Hathaway or Kimmel terminate their employment during the Protection Period other than for good reason, the executive’s CIC Agreement will terminate without further obligations under the CIC Agreement to the executive, other than those obligations accrued or earned and vested (if applicable) by the executive through the date of termination, including the executive’s base salary through the date of termination at the rate in effect on the date of termination plus the amount of any compensation previously deferred by the executive (together with accrued interest thereon). The following table sets forth the present value of such payments under the CIC Agreements for each of the officers named in the table based on 2006 salaries assuming the “other than for good reason” termination occurs on December 31, 2006 and during the Protection Period. None of the amounts shown in the table below or with regard to Mr. Neuffer are accrued as a result of the termination occurring during the Protection Period, except that the vesting of each officer’s restricted stock units accelerates, in accordance with the terms of the restricted stock units agreements, upon the occurrence of a change in control. Other than payments relating to restricted stock units, such amounts would have been paid to the Named Executive Officers under existing plans and arrangements regardless of the CIC Agreements or the occurrence of a change in control. Mr. Neuffer would be entitled to payments with a present value of $1,296,038 if he were terminated other than for good reason on December 31, 2006.

Mr. Butler	Mr. Fazzolari	Mr. Hathaway	Mr. Kimmel

$12,837,072	$6,504,136	$19,080,527	$1,329,716

If, during the Protection Period, we terminate the employment of Messrs. Butler, Fazzolari, Hathaway or Kimmel other than for cause, disability or death, or such executive terminates his employment for good reason, we shall pay the executive in a lump sum the aggregate of the following amounts (a) the executive’s full base salary and vacation pay accrued through the date of termination at the rate in effect on the date of termination plus pro-rated incentive compensation under our annual incentive compensation plan through the date of termination at the same percentage rate applicable to the calendar year immediately prior to the date of termination, plus all other amounts to which the executive is entitled under any of our compensation plans, programs, practices or policies in effect at the time such payments are due; (b) the amount of any compensation previously deferred by the executive (together with accrued interest thereon); and (c) a lump sum severance payment in an amount equal to one times the executive’s base salary, in the case of Mr. Kimmel, or three times the executive’s base salary, in the case of Messrs. Butler, Fazzolari and Hathaway. The payment may be subject to reduction to avoid certain adverse tax consequences. The following table sets forth the present value of such payments for each of the officers named in the table based on 2006 salaries assuming termination occurs on December 31, 2006. Of the amounts shown below, only the following amounts, made up of each officer’s multiple of base salary payment and payout for restricted stock units based on accelerated vesting of the same in accordance with the change in control provisions contained in each restricted stock units agreement, would directly result from the termination occurring during the Protection Period or the occurrence of a change in control: for (a) Mr. Butler, $3,134,014; (b) Mr. Fazzolari, $2,593,535; (c) Mr. Hathaway, $3,000,000; and (d) Mr. Kimmel, $801,271. All other amounts shown below would have been paid to the Named Executive Officers under existing plans and arrangements regardless of the CIC Agreements or the occurrence of a change in control. Mr. Neuffer would be entitled to payments with a present value of $1,504,008 if he were terminated for the above reasons on December 31, 2006, which amount does not include a multiple of base salary payment but does include a payout for restricted stock units based upon their accelerated vesting in accordance with the change in control provisions contained in Mr. Neuffer restricted stock units agreements.

Mr. Butler	Mr. Fazzolari	Mr. Hathaway	Mr. Kimmel

$14,727,551	$7,854,136	$22,080,527	$1,575,217

(3)	The multiple is 3 times base salary in the case of Messrs. Butler, Fazzolari and Hathaway and 1 time base salary in the case of Mr. Kimmel.

(4)	The following table sets forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated for cause on December 31, 2006 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

Mr. Butler	Mr. Fazzolari	Mr. Hathaway	Mr. Neuffer	Mr. Kimmel

$11,168,180	$4,848,761	$17,936,527	$1,054,257	$605,434

(5)	The following table sets forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated involuntarily without cause on December 31, 2006 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

Mr. Butler	Mr. Fazzolari	Mr. Hathaway	Mr. Neuffer	Mr. Kimmel

$11,593,537	$5,260,601	$19,080,527	$1,264,227	$773,946

(6)	The following table sets forth the present value of the lump sum payments for each executive officer assuming (a) the executive’s death occurs on December 31, 2006 and (b) that such death took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

Mr. Butler	Mr. Fazzolari	Mr. Hathaway	Mr. Neuffer	Mr. Kimmel

$14,703,415	$7,108,401	$19,286,213	$1,835,365	$1,809,445

The following table sets forth the present value of the lump sum payments for each executive officer assuming (a) the executive’s disability occurs on December 31, 2006 and (b) that such disability took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

Mr. Butler	Mr. Fazzolari	Mr. Hathaway	Mr. Neuffer	Mr. Kimmel

$12,837,072	$6,853,401	$19,080,527	$1,506,037	$1,329,716

(7)	The following table sets forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer retires on December 31, 2006 and (b) that such retirement took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive). Since neither of Messrs. Fazzolari or Kimmel were retirement-eligible on December 31, 2006, the numbers shown are the estimated present value of the retirement benefits that would be payable to each such individual at normal retirement age (i.e., age 65).

Mr. Butler	Mr. Fazzolari	Mr. Hathaway	Mr. Neuffer	Mr. Kimmel

$11,593,537	$5,260,601	$19,080,527	$1,264,257	$773,946

(8)	The provisions of each Restricted Stock Units Agreement provide that the restricted stock units immediately vest and become non-forfeitable upon the grantee’s death, disability, a change in control (as defined in the 1995 Incentive Plan) or upon the grantee’s retirement at the specified retirement age. On September 27, 2006, the Board approved amendments to our performance-based restricted stock unit program which included a reduction of the specified retirement age from age 65 to age 62. The revisions apply to grants made after September 27, 2006.

Severance Benefits Payable Outside of a Change in Control

Upon certain types of terminations of employment (other than a termination during the Protection Period) severance benefits may be paid to the Named Executive Officers. However, the Named Executive Officers are not covered by any type of arrangement or general severance plan that would pay severance benefits to any of them outside of a change in control situation and any severance benefits payable to them would (1) in the case of the Chief Executive Officer, be determined by the Compensation Committee in its discretion and (2) in the case of the other Named Executive Officers, be determined by us in our discretion, subject to review and approval of the same by the Compensation Committee.

Benefits and Perquisites

Pension benefits, perquisites and other compensation and benefits payable to the Named Executive Officers are discussed in greater detail in the section entitled “Compensation Discussion and Analysis” beginning on page 19 of this Proxy Statement.

TRANSACTIONS WITH RELATED PERSONS

One of our directors, Robert C. Wilburn, is President of the Gettysburg National Battlefield Museum Foundation, a 501(c)(3) nonprofit educational institution (the “Foundation”). In September 2006, our Patent Construction Systems division formalized a commitment to donate the rental, installation and removal of scaffolding toward the Foundation’s fundraising campaign in support of the construction of a new museum for the Gettysburg National Military Park in Gettysburg, Pennsylvania. The donation will be made over approximately a 30 month period and has a fair market value of approximately $410,000 and a cost to us of approximately $290,000.

Although our policies and procedures that were in place during 2006 for the review and approval of material transactions with related persons did not require the review and approval of this donation, our Nominating and Corporate Governance Committee nonetheless reviewed and approved the transaction in February 2007 under the policies and procedures described below, which were established during 2007.

Policies and Procedures Regarding Transactions with Related Persons

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing and approving all material transactions with any related person. Related persons include any of our directors, director nominees or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in our Nominating and Corporate Governance Committee Charter. A copy of the Nominating and Corporate Governance Committee Charter is available at the Corporate Governance section of our website at www.harsco.com.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. To identify related person transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any and all transactions with us in which the officer or director or their family members have an interest. Our directors, officers and employees are prohibited from using their position of employment or other relationship with us to influence decisions concerning business transactions between us and a company in which they or a member of their immediate family has a personal interest through ownership, with the exception of investments in publicly held corporations when the investment results in less than a one percent ownership interest. In addition, directors, officers and employees must not accept personal favors or benefits from those dealing with us which could influence or could give the impression of influencing their business judgment.

A copy of our Code of Conduct is available at the Corporate Governance section of our website at www.harsco.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Wilburn, Jasinowski, Scheiner, Sordoni and Ms. Scanlan served as members of our Compensation Committee during 2006 and none of them was one of our officers or employees or an officer or employee of any of our subsidiaries during that time and did not serve as an executive officer of any entity for which any of our executive officers serve as a director or a member of its compensation committee.

No member of our Compensation Committee other than Mr. Wilburn has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. See the above Section entitled “Transactions with Related Persons” for a description of this relationship.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and more than 10% stockholders to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership in their holdings of our stock. Copies of these reports also must be furnished to us. Based on an examination of these reports and information furnished by these stockholders, all such reports have been timely filed, except that in January 2006 a Form 4 report was inadvertently filed late on behalf of J. I. Scheiner relating to the scheduled payout of previously deferred compensation.

OTHER MATTERS

The cost of this solicitation of proxies will be borne by us. In addition to solicitation by use of mail, our employees may solicit proxies personally or by telephone or facsimile but will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and we may reimburse them for their expense in so doing. We have retained Morrow & Co. to assist in the solicitation at a cost that is not expected to exceed $10,000 plus reasonable out-of-pocket expenses.

“Householding” of Proxy Materials

We and some brokers household the Annual Report to Stockholders and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Annual Report to Stockholders, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Harsco Corporation, 350 Poplar Church Road, Camp Hill, PA 17011 or by calling (717) 763-7064.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2008 ANNUAL MEETING OF STOCKHOLDERS

If one of our stockholders wishes to submit a proposal for consideration at the 2008 annual meeting of stockholders, such proposal must be received at our executive offices no later than November 20, 2007 to be considered for inclusion in our proxy statement and proxy card relating to the 2008 annual meeting. Although a stockholder proposal received after such date will not be entitled to inclusion in our proxy statement and proxy card, a stockholder can submit a proposal for consideration at the 2008 annual meeting in accordance with our By-Laws if written notice is given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the annual meeting. In the event that we give less than 70 days notice of the annual meeting date to stockholders, the stockholder must give notice of the proposal within ten days after the mailing of notice or announcement of the annual meeting date. In order to nominate a candidate for election as a Director at the 2008 annual meeting, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 24, 2008.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Mark Here for Address Change or Comments	☐

WITHHELD
	FOR	FOR ALL
ITEM 1—Election of eleven Directors to serve until the next annual meeting of stockholders;	☐	☐

01 G. D. H. Butler, 02 K. G. Eddy, 03 S. D. Fazzolari, 04 D. C. Hathaway, 05 J. J. Jasinowski, 06 D. H. Pierce, 07 C. F. Scanlan,	08 J. I. Scheiner, 09 A. J. Sordoni, III, 10 J. P. Viviano, and 11 R. C. Wilburn
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

	FOR	AGAINST	ABSTAIN
ITEM 2—Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.	☐	☐	☐

Signature	Signature	Date	, 2007

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the date of the Annual Meeting.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.proxyvoting.com/hsc
Use the internet to vote your proxy.
Have your proxy card in hand
when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to
vote your proxy. Have your proxy card
in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
You can view the Annual Report and Proxy Statement
on the internet at www.harsco.com

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HARSCO CORPORATION
     The undersigned hereby appoints D.C. Hathaway, S.D. Fazzolari and A.J. Sordoni, III and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Harsco Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 24, 2007 or at any adjournment or postponement thereof, with all powers which the undersigned would possess of present at the Annual Meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲